EXHIBIT 10.58

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT is made and entered into on December 19, 2005 (the “Effective Date”) by and between Avigen, Inc., a Delaware corporation having its principal place of business at 1301 Harbor Bay Parkway, Alameda, California 94502 (“Avigen”), and Genzyme Corporation, a Massachusetts corporation having its principal place of business at 500 Kendall Street, Cambridge, Massachusetts 02142 (“Genzyme”) (hereinafter, each of Avigen and Genzyme a “Party” and, collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Avigen has developed, licensed and/or controls certain intellectual property relating to gene therapy, including without limitation products based on adeno-associated virus vector (“AAV”, as more particularly defined below) that may be used for the treatment of inherited diseases, and methods of making and using such products;

WHEREAS, Avigen has in the past conducted or has ongoing several research and development programs regarding certain such products (including one for Parkinson’s disease that is currently the subject of an ongoing phase I/II clinical trial, one for a Factor IX product to treat hemophilia B that has previously been in two phase I/II clinical trials, one for a Factor VIII product to treat hemophilia A that has been studied preclinically, and other earlier-stage research programs), and has developed or obtained certain clinical data, know-how and regulatory filings regarding such products;

WHEREAS, Genzyme is a leading biotechnology company with expertise in developing and commercializing biopharmaceutical products; and

WHEREAS, Genzyme wishes to acquire Avigen’s gene therapy intellectual property and current gene therapy research and development programs (other than its IL-10 Patent Rights and IL-10 Product, each as defined herein), all for the purpose of pursuing the further pre-clinical and clinical development and commercialization of these and other potential therapeutic gene therapy products;

NOW THEREFORE, in consideration of the above stated premises and of the mutual covenants and agreements set forth below, and intending to be legally bound by the provisions of this Agreement, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms shall have the meanings indicated (with derivative forms being interpreted accordingly):

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.1        “AAV” shall mean any adeno-associated virus vector, including without limitation all [*].

1.2        “Affiliate” shall mean any business entity which directly or indirectly controls, is controlled by, or is under common control with either Party to this Agreement. A business entity shall be deemed to “control” another business entity if (i) it owns, directly or indirectly, at least fifty percent (50%) of the issued and outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity, or (ii) it otherwise has the right or de facto ability to control or direct the management of such business entity (through voting agreement or otherwise). If the laws of the jurisdiction in which such entity operates prohibit ownership by a Party of fifty percent (50%) or more, “control” shall be deemed to exist at the maximum level of ownership allowed by such jurisdiction.

1.3	“Agreement” shall mean this Assignment Agreement.

1.4        “Ancillary Agreements” shall mean those agreements and instruments the Parties are required to execute pursuant to Section 2.4.

1.5	“Assumed Liabilities” shall have the meaning set forth in Section 2.2.

1.6        “Avigen Indemnitee” shall mean Avigen, its Affiliates, successors and assigns, and each of their respective directors, officers, employees, and agents.

1.7        “Avigen Related Know-How” shall mean all Know-How that is as of the Effective Date owned or controlled by or licensed to (with the right to grant sublicenses of the scope and content set forth herein) Avigen that is not Gene Therapy Listed Know-How but [*] including without limitation data relating to [*].

1.8        “Avigen Trademark” shall mean all trademarks owned or controlled by Avigen related to the Products as of the Effective Date, including without limitation the trademark “COAGULIN-B” for the use of which in connection with the Product Avigen has filed and owns an intent to use application. The Avigen Trademark excludes all Avigen housemarks (i.e., the name “Avigen” and other names and marks associated with Avigen as a company).

1.9        “BLA” means a Biologics License Application to be filed with the FDA (or any successor or other filing with the FDA or such successor serving an equivalent purpose) and/or any other application required to be filed with an appropriate Regulatory Agency in a country or group of countries other than the United States (including, without limitation, a Product License Application or Marketing Authorization in the European Union) in order to manufacture, market, sell or use the Product in such country or group of countries.

1.10      “Business Day” means Monday, Tuesday, Wednesday, Thursday or Friday of any week, other than such a day on which a United States federal government holiday falls or on which banks in either California or Massachusetts are closed.

1.11      “Claim” shall mean a claim of [*] which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent

2.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.12      “Commercial Launch” shall mean, with respect to a country where Regulatory Approval has been obtained and, if applicable, Pricing Approval has been obtained, for a Product, the first sale of such Product in such country for consideration from a Third Party that occurs after such Regulatory Approval has been obtained and, if applicable, Pricing Approval has been obtained, for such Product in such country. To avoid any doubt, Pricing Approval is not applicable with respect to the United States as of the Effective Date.

1.13      “Commercially Reasonable and Diligent Efforts” shall mean the level of effort which, consistent with [*] would be applied by a company in the biotechnology industry for a product owned by it or to which it has rights which [*] taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the cost of scaling up a manufacturing process (including facility costs), the profitability of the applicable products, and other relevant factors.

1.14      “Confidential Information” shall mean, with respect to a Party, all confidential and all proprietary information and Know-How it discloses to the other Party in connection with this Agreement, including but not limited to, the terms of this Agreement. All proprietary information and Know-How that is included in the Gene Therapy Assets assigned from Avigen to Genzyme hereunder shall be deemed Genzyme’s Confidential Information, in accordance with Section 7.1 hereof.

1.15	“Consent” shall have the meaning given in Section 2.7.

1.16      “Cover” shall mean, with respect to a particular product and a particular patent, that such patent claims or covers, [*] or any of [*] or an [*] in the [*] of [*] (for example (but without limitation) with respect to [*]; and as another example (without limitation) with respect to [*]).

1.17      “Current Factor IX Product” shall mean that certain Factor IX Product delivered by Gene Therapy that was the subject of clinical trials under and is described in IND # 9398 and IND # 8033.

1.18      “Current Parkinson’s Product” shall mean that certain Product that contains the AADC gene and that is the subject of the Ongoing Parkinson’s Trial as of the Effective Date and is described in IND # 11366.

1.19      “Current Regulatory Filings” shall mean the INDs and other Regulatory Filings set forth in Schedule 1.19 hereto.

1.20      “Damages” shall mean damages, losses, liabilities, costs and expenses, including (without limitation) reasonable attorneys’ fees and expenses.

1.21	“Dollar” shall mean the United States dollar.

3.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.22      “Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

1.23      “EMEA” shall mean the European Medicines Agency or any successor agency thereto with responsibilities similar to those of the European Medicines Agency.

1.24	“Excluded Assets” shall have the meaning given in Section 2.3.
1.25	“Excluded Liabilities” shall have the meaning given in Section 2.3.

1.26      “Facility” shall mean Avigen’s facility located at 1201 Harbor Bay Parkway in Alameda, California.

1.27      “Factor IX Product” shall mean a Product that is (a) the Current Factor IX Product or (b) any Product containing a Factor IX gene or a derivative of such a gene and which is delivered by Gene Therapy.

1.28      “Factor VIII Product” shall mean any Product containing a Factor VIII gene or a derivative of such a gene and which is delivered by Gene Therapy.

1.29      “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto with responsibilities similar to those of the United States Food and Drug Administration.

1.30	“FDA Decision” shall have the meaning given in Section 4.4(b)(ii).
1.31	“Force Majeure” shall have the meaning set forth in Section 11.11.

1.32      “GAAP” shall mean the then-current United States generally accepted accounting principles, consistently applied.

1.33      “Gene Therapy” shall mean the treatment or prevention of a disease, or remedying of a gene deficiency, of humans or animals, by genetic modification of [*].

1.34	“Gene Therapy Assets” shall have the meaning given in Section 2.1.

1.35      “Gene Therapy Know-How” shall mean Gene Therapy Listed Know-How, the Avigen Related Know-How and all other Know-How to which Avigen derives rights through any Upstream License and/or Selected Other Gene Therapy Contract.

1.36      “Gene Therapy Patents” shall mean the Gene Therapy Listed Patents, the Gene Therapy Upstream License Patents, and the Gene Therapy Other Contract Patents.

1.37      “Gene Therapy Listed Know-How” shall mean Know-How that is listed on Schedule 1.37 and that (i) is owned by Avigen and (ii) relates to, arises from or is useful for any Product and/or its manufacture or pharmaceutical utility, including without limitation data relating to formulation, analytical methods, pre-clinical and clinical trials, pharmacology, toxicology, regulatory information, and data relating to the manufacture and use of such

4.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Products, but excluding any Know-How that is commonly available from another source (other than Avigen and its Affiliates) or is necessary for the research, development, manufacture or sale of IL-10 Products.

1.38       “Gene Therapy Listed Patents” shall mean [*] those patent applications listed on Schedule 1.38; all divisionals, continuations, continuations-in-part and substitutions thereof; all patents issuing on any of the foregoing; those patents listed on Schedule 1.38; all re-examinations, re-issues, extensions and renewals of any of the foregoing patents; [*] all counterparts in other countries to any of the foregoing; and [*].

1.39      “Gene Therapy Other Contract Patents” shall mean all patent applications and patents to which Avigen derives rights through any Selected Other Gene Therapy Contract (including without limitation the following types of patent applications and patents, to the full extent of Avigen’s rights under the Selected Other Gene Therapy Contracts: all divisionals, continuations, continuations-in-part and substitutions, re-examinations, re-issues, extensions and renewals and foreign counterparts thereof). To avoid any doubt, this includes (without limitation) patent applications and patents to which Avigen derives rights through any contract that becomes a Selected Other Gene Therapy Contract through Section 8.5.

1.40      “Gene Therapy Upstream License Patents” shall mean all patent applications and patents to which Avigen derives rights through any Upstream License (including without limitation the following types of patent applications and patents, to the full extent of Avigen’s rights under the Upstream Licenses: all divisionals, continuations, continuations-in-part and substitutions, re-examinations, re-issues, extensions and renewals and foreign counterparts thereof).

1.41      “Genzyme Indemnitee” shall mean Genzyme, its Affiliates, successors, assigns and Licensees, and each of their respective directors, officers, employees, and agents.

1.42      “Genzyme Retained Product” shall mean any Product that [*] with respect to a [*] together with all [*] as that of [*] or a [*] or [*] with respect to which [*] together with all [*] or a [*] such gene. For purposes of this Section 1.42, [*] shall mean [*] to be [*] for such [*] that [*] the [*] with respect to all [*] Genzyme. [*] this is the [*] of the [*] The Parkinson’s Product and the Factor IX Product shall [*] on the [*] of [*] of [*] as of the Effective Date ([*]). If Genzyme [*] then the Parkinson’s Product shall not [*] Product.

1.43      “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. 18a), and the rules and regulations promulgated thereunder.

1.44       “IL-10” shall mean interleukin 10 and all other anti-inflammatory cytokines disclosed in the IL-10 Patent Rights [*]

1.45      “IL-10 Patent Rights” shall mean the patents and patent applications identified in Schedule 2.3 hereto.

1.46	“IL-10 Product” shall mean any product [*].

5.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.47      “IND” shall mean an investigational new drug application filed with the FDA and/or any other similar application filed with an appropriate Regulatory Agency in a country or group of countries other than the United States.

1.48	“Indemnify” shall have the meaning given in Section 6.1.
1.49	“IRB” shall mean an Institutional Review Board.

1.50       “Know-How” shall mean all technical information, data (including, without limitation, regulatory data), patentable and unpatentable inventions, developments, discoveries, methods and processes that are, in each case, not disclosed in a published patent application or patent or otherwise publicly available.

1.51       “Legal Requirements” means any applicable present and future national, state, local, foreign or similar laws (whether under statute, rule, regulation or otherwise); applicable requirements under permits, orders, decrees, judgments or directives, and requirements of applicable Regulatory Agencies (including, without limitation, current Good Manufacturing Practices as specified in 21 CFR Parts 210 and 211, and 21 CFR Part 312); and applicable regulations pertaining to Investigational New Drug Applications (as amended or revised from time to time). To avoid any doubt, Legal Requirements do not include contractual obligations to non-governmental Persons.

1.52      “Licensee” shall mean any Third Party to which Genzyme or its Affiliate grants on or after the Effective Date under any Gene Therapy Patent or Gene Therapy Know-How a license, sublicense, option, covenant not to sue, non-suit, assignment (other than an assignment together with this Agreement as a whole pursuant to Section 11.13), right to use or reference or other right to practice free from claims of infringement or misappropriation of any Gene Therapy Patent or Gene Therapy Know-How (each of the foregoing, a “License”). [*] To avoid any doubt, if the rights Genzyme obtains to the Gene Therapy Patents and Gene Therapy Know-How pursuant to this Agreement [*] that Third Party shall be deemed to be Licensee; provided, however, that [*] Licensee also means any Genzyme Affiliate described in the last paragraph of Section 3.4. References in this Agreement to any given Licensee shall be deemed to include such Person’s affiliates (with such term having a perfectly analogous meaning with respect to such Person as the definition of “Affiliate” set forth in this Agreement has with respect to each Party) if and to the extent such affiliates are also covered by the license granted by Genzyme or its Affiliate to such Licensee.

1.53	“Licensing Revenue” shall have the meaning given in Section 3.4.
1.54	“Licensing Transaction” shall have the meaning given in Section 3.4.

1.55      “Lysosomal Storage Disorder Product” shall mean any Product that is intended to be developed or is developed to treat any lysosomal storage disorder to be delivered by Gene Therapy.

1.56	“Major Market Country” shall mean any of the following: [*] and [*].

6.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.57      “Net Sales” with respect to any Product shall mean the invoiced sales prices of all such Product to Third Parties by Genzyme, its Affiliates or its Licensees, less the following items [*] customary under industry practices and are actually allowed and taken in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied, which methods are in accordance with GAAP: (a) credits or allowances granted upon returns, rejections or recalls, retroactive price reductions, billing corrections or allowances for bad debt; (b) freight, shipping and insurance costs; (c) quantity and other trade discounts, credits or allowances; (d) customs duties, taxes and surcharges and other governmental charges imposed on the production, sale, transportation, delivery, use, exportation or importation of Products; (e) government mandated rebates and discounts; (f) Third Party rebates and charge backs, hospital buying group/group purchasing organization administration fees or managed care organization rebates; and (g) distribution fees and sales commissions paid to Third Parties. The transfer of any Product by Genzyme or one of its Affiliates or Licensees to another Affiliate of Genzyme or to Genzyme or a Licensee shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by Genzyme, the Affiliate or Licensee, as the case may be, to its Third Party customer, less the deductions allowed under this Section. “Net Sales” excludes transfers of Product for the purposes described in Section 3.5.

If Genzyme or any of its Affiliates or Licensees [*] or sells a [*] or [*] for [*] where [*] and such Product is Commercially Launched anywhere in the world, then the [*] shall equal [*] the [*] of the [*] Product sold, as determined in accordance with Section 3.16. Similarly, if Genzyme or any of its Affiliates or Licensees chooses to sell any Product in combination with another product of Genzyme or a Genzyme Affiliate, [*] (i.e. [*] or [*] in part on the [*]), then Net Sales will be based on the [*] Product as determined in accordance with [*] For the avoidance of doubt, the Parties acknowledge and agree that [*] not be [*] or any other [*] under this Agreement [*] sold in combination with such Product [*] and the determination in [*] with respect to such Products is intended to [*] based on the [*] not the [*] with [*] or not [*].

Any determination of [*] pursuant to [*] shall apply only to determine Net Sales for purposes of payments to Avigen hereunder. It shall not be deemed to give Avigen input or control over the price set by Genzyme, its Affiliate or Licensee for Products or any other product. Genzyme shall be bound by such determination of [*] for purposes of making payments to Avigen hereunder only, and not for purposes of determining the price at which Products or other products are sold to customers.

1.58       “Notice ” shall have the meaning set forth in Section 11.6 of this Agreement.

1.59      “Ongoing Parkinson’s Trial” shall mean that certain Phase I/II Trial (IND # 11366) that Avigen is conducting as of the Effective Date entitled “A Phase 1 Open-label Safety Study of Intrastriatal Infusion of Adeno-Associated Virus Encoding Human Aromatic L-Amino Acid Decarboxylase (AAV-hAADC-2) in Subjects with Advanced Parkinson’s Disease {AAV-hAADC-2-003}” and identified as AAV-hAADC-2-003.

1.60      “Other Gene Therapy Contracts” shall mean the contracts, purchase orders and other commitments listed on Schedule 1.60.

7.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.61      “Parkinson’s Product” shall mean a Product that is (a) the Current Parkinson’s Product or (b) any other Product that contains the same gene to be delivered by Gene Therapy as that of the Current Parkinson’s Product, or a derivative of such gene.

1.62      “Patent Rights” shall mean any patents and/or patent applications including (without limitation) all of the following types: all divisionals, continuations, continuations-in-part, substitutions, re-examinations, reissues, extensions and renewals, and all counterparts in other countries to any of the foregoing).

1.63      “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization or association, any trust or any other legal entity.

1.64      “Phase I Clinical Trial” shall mean a clinical trial in humans that is in the portion of a clinical development program that involves controlled trials of the Product in a pilot study on a group of patients for the primary purposes of evaluating safety, dose escalation and pharmacokinetic studies, as more specifically defined in 21 C.F.R. §312.21(a).

1.65      “Phase II Clinical Trial” shall mean a clinical trial in humans that is designed to establish the safety and biological activity of the product for its intended use, and to define the dosage range to be tested in further clinical trials, as more specifically defined in 21 C.F.R. §312.21(b).

1.66      “Phase III Clinical Trial” shall mean a clinical trial in humans that is designed to serve the same purpose as a Phase II Clinical Trial, and in addition is designed to obtain data to support a filing to request Regulatory Approval for the Product, as more specifically defined in 21 C.F.R. §312.21(c).

1.67      “Pivotal Trial” shall mean any human clinical trial the results of which are used, or that is designed so that the results of it may be used, in a filing to request Regulatory Approval for the product candidate being studied (without the need for additional later trials in a phase of development prior to Regulatory Approval of that product candidate to treat that indication). Pivotal Trials for purposes of the milestones set forth in Schedule 3.2 includes any trial designed or intended to serve the foregoing purpose, regardless of whether it is or is denominated to be a Phase II Clinical Trial, Phase II/III Clinical Trial or Phase III Clinical Trial, or is otherwise denominated.

1.68      “Price Approval” shall mean, with respect to any country in which the price at which Genzyme or its Affiliate or Licensee sells Product must be approved by a governmental or regulatory authority for reimbursement or payment purposes, the receipt of approval by the applicable authority with respect to such price.

1.69      “Product” shall mean any product [*] Covered by at least one (1) Claim of the Gene Therapy Patents [*] All such pharmaceutical products that are based on or incorporate a particular gene sequence (or sequences) shall be deemed to be a single Product. The Products include (without limitation) the Parkinson’s Product, the Factor IX Product, the Factor VIII Product and Lysosomal Storage Disorder Products. The Products specifically exclude all IL-10 Products. To avoid any confusion, [*] for purposes of this definition [*] is determined as if [*] in [*] regardless of the [*]

8.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.70       “RAC ” shall have the meaning given in Section 4.4(a)(iii).

1.71      “Regulatory Agency” means, with respect to the United States, the FDA, and, in the case of a country other than the United States, such other appropriate regulatory agency with similar responsibilities, including, without limitation, the EMEA.

1.72      “Regulatory Approval” shall mean, with respect to a particular country and Product, the receipt of all regulatory approvals (including, without limitation, through mutual recognition of Regulatory Approval by another country), other than any Price Approval, necessary for sale of the Product in that country.

1.73      “Regulatory Filing” shall mean any filing with any Regulatory Agency with respect to the manufacture, use in clinical trials or marketing of a pharmaceutical or biologic product (including without limitation INDs, BLAs, NDAs, DMFs and CMCs filed with the FDA).

1.74      “Royalty Term” shall mean, with respect to a particular Product, the period from Commercial Launch of such Product until [*] the expiration of the last Claim of a Gene Therapy Patent that Covers such Product [*] or [*] if the [*] (regardless of whether or not [*] until the [*] of the [*] of the [*] of the [*] Royalty Terms shall be determined on a Product-by-Product basis.

1.75      “Selected Other Gene Therapy Contracts” shall mean those Other Gene Therapy Contracts that are listed in Schedule 1.75, and all other Other Gene Therapy Contracts that Genzyme by timely written notice under Section 2.12 elects to include among the Selected Other Gene Therapy Contracts.

1.76	“SOP(s)” shall mean standard operating procedure(s).
1.77	“Term” shall have the meaning given in Section 9.1.
1.78	“Third Party” shall mean any Person who is not a Party or a Party’s Affiliate.

1.79      “Upstream Licenses” shall mean those agreements that are listed in Schedule 1.79.

ARTICLE 2

ACQUISITION AND ACTIONS TO TRANSFER

2.1        Assets Acquired. Upon the terms and subject to the terms and conditions set forth in this Agreement, on the Effective Date, Avigen shall convey, sell, transfer, and assign to Genzyme and Genzyme shall purchase from Avigen, free and clear of any encumbrances, all of the following:

(a)        All of Avigen’s right, title and interest as of the Effective Date in and to the Gene Therapy Listed Patents, including but not limited to all rights to obtain patent term

9.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

extensions, renewals, continuations, divisions or other extensions of legal protections pertaining thereto;

(b)        All of Avigen’s rights as of the Effective Date in and to claims, causes of action, actions or suits and all rights to sue at law or equity for any past or future infringement or other impairment of any Gene Therapy Patent, including the right to receive all proceeds and damages therefrom;

(c)        All of Avigen’s right, title and interest as of the Effective Date in and to the Gene Therapy Listed Know-How;

(d)        All of Avigen’s rights as of the Effective Date under the Upstream License Agreements, except as provided in Section 2.7;

(e)        All of Avigen’s rights as of the Effective Date under the Selected Other Gene Therapy Contracts, except as provided in Section 2.7;

(f)         All of Avigen’s rights as of the Effective Date in and to finished product inventories, work-in-process inventories, product-in-transit inventories and other inventories of the Current Parkinson’s Product and Current Factor IX Product, and all AAV or active pharmaceutical ingredient inventories [*] either such Product that are owned by Avigen, including in any event those items listed on Schedule 2.1(f), but excluding [*] and all SOPs, batch records, release data, stability data and other data related to the production of such Products;

(g)        All laboratory supplies, cell lines, raw materials, reagents and related research materials owned by Avigen as of the Effective Date that [*] Gene Therapy Assets [*] and are listed on Schedule 2.1(g) hereto (subject only to any applicable contractual use restrictions and Legal Requirements), including without limitation all standards, internally produced reagents and controls for performing the quality control tests on the Products and all stability samples currently in inventory and all materials (cell lines, SOPs, media, etc.) for producing any non-commercially available reagents [*] with the Products and all SOPs related to performing release and stability assays (but excluding items specifically [*] IL-10 Products);

(h)        Those books, documents and records of Avigen (existing and owned by Avigen as of the Effective Date) that contain preclinical and clinical data with respect to Product, or that otherwise relate exclusively to AAV (but not IL-10 Products) and/or Products, except that Avigen is entitled to provide redacted versions (or copies) of any such books, documents and records that relate to Products or AAV as well as to the IL-10 Product or products that are not deemed Products (which shall be redacted to only the extent necessary to remove information that specifically relates to the IL-10 Product or such other non-Products) (collectively, “Transferred Records”); provided however, that, subject to Avigen’s obligations of confidentiality and non-use set forth in ARTICLE 7, Avigen may retain an archival copy of all Transferred Records in the confidential files of its legal counsel);

(i)         All of Avigen’s rights as of the Effective Date in all licenses, permits, consents, authorizations and approvals of any federal, state or local regulatory, administrative or

10.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

other governmental agency or body relating to Gene Therapy and/or the Products, including without limitation the Current Regulatory Filings;

(j)         All of Avigen’s right, title and interest as of the Effective Date in and to the Avigen Trademark;

(k)        To the extent permitted under the applicable agreement, the right to enforce any agreement that requires the counterparty or counterparties to maintain the confidentiality of any information Avigen is required to maintain confidential pursuant to ARTICLE 7, to the extent required for Genzyme to enjoin, restrain, recover damages from or obtain specific performance against such counterparty or counterparties for any breach, suspected breach or anticipatory breach of such confidentiality requirement (with the mechanics of cooperation from Avigen to provide copies of the executed version of any such agreement that has been breached with respect to such information protected by ARTICLE 7 being as set forth in Section 7.4);

(l)         All claims of Avigen against Third Parties relating to the Gene Therapy Assets (as defined below), whether choate or inchoate, known or unknown, contingent or noncontingent; and

(m)       All of Avigen’s right, title and interest in the assets listed on Schedule 2.1(m), whether or not such assets are listed in 2.1(a) through 2.1(l) and notwithstanding anything in Section 2.3 to the contrary.

The assets referred to in (a) through (m) are, together with the license set forth in the next paragraph, collectively, the “Gene Therapy Assets.” If after the Effective Date, Avigen discovers any item of Know-How that was owned by Avigen as of the Effective Date, and [*] any Product and/or its manufacture or pharmaceutical utility (including without limitation any such items of Know-How that are data relating to formulation, analytical methods, pre-clinical and clinical trials, pharmacology, toxicology, regulatory information, and data [*]; but excluding any Know-How that falls into any of the following categories: (x) Know-How that is commonly available from another source (other than Avigen and its Affiliates), (y) Know-How that is subject to any existing (as of the Effective Date) written agreement with the University of Colorado in connection with IL-10 Products or necessary for the research, development, manufacture or sale of IL-10 Products, and (z) Know-How that is an Excluded Asset (the Know-How described in this sentence that does not fall into any of (x), (y) or (z), the “Later-Identified Know-How”), then Avigen will promptly provide Notice to Genzyme of such item of Later-Identified Know-How and such item of Later-Identified Know-How will, effective upon such notice, automatically be deemed included in the Gene Therapy Listed Know-How and retroactively assigned to Genzyme in accordance with the assignment of Gene Therapy Listed Know-How provided for in this Section 2.1.

Effective as of the Effective Date, Avigen hereby grants Genzyme an exclusive (even as to Avigen) license under the Avigen Related Know-How, to make, have made, use, sell, offer for sale and import Products throughout the world. Such license shall be fully and freely sublicenseable one (1) or more times through one (1) or more tiers of sublicensees without

11.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Avigen’s consent, provided, however, that this license and the definition of Avigen Related Know-How do not obligate Avigen to disclose any Avigen Related Know-How to Genzyme.

2.2        Liabilities Assumed. Upon the terms and subject to the conditions set forth in this Agreement, on the Effective Date, Genzyme shall assume from Avigen and agree to satisfy and/or perform when due: (a) those liabilities and obligations of Avigen identified on Schedule 2.2 hereto; (b) all of the duties, obligations and liabilities of Avigen arising after the Effective Date under all Upstream Licenses that are assigned to Genzyme under this Agreement; (c) all of the liabilities of Avigen [*]; and (d) all of the duties, obligations and liabilities of Avigen under all Selected Other Gene Therapy Contracts [*]. The foregoing obligations described in this Section 2.2 are hereinafter collectively referred to as the “Assumed Liabilities.”

2.3        Excluded Assets and Excluded Liabilities. Other than the assets specifically referred to in Section 2.1 and the liabilities specifically referred to in Section 2.2, Avigen shall not be required to transfer to Genzyme, and Genzyme shall not be required to acquire or assume, any other assets or liabilities of Avigen or its Affiliates. Without limiting the foregoing sentence, notwithstanding the provisions of Sections 2.1 and 2.2 -- except as they operate to include those assets listed in Schedule 2.1(m) among the Gene Therapy Assets or those liabilities listed in Schedule 2.2 among the Assumed Liabilities -- neither the Gene Therapy Assets nor the Assumed Liabilities shall include, and Avigen shall not be required to transfer to Genzyme and Genzyme shall not be required to acquire or assume:

(i)         Any cash, cash equivalents or accounts receivable;

(ii)        The Facility and any equipment, fixtures, and furniture located therein;

(iii)       In accordance with Section 2.7, any Selected Other Gene Therapy Contract for which a Consent (as defined in Section 2.7) is required to be obtained from any Person in order to permit the assignment to Genzyme of Avigen’s rights under such Contract which Consent shall not have been obtained on or prior to the Effective Date;

(iv)       All materials that Avigen must retain in order to comply with Legal Requirements (including without limitation samples of plasmids and cell lines);

(v)       The other assets listed on Schedule 2.3 (Certain Excluded Assets);

(vi)       Avigen’s equity or debt interests in any subsidiaries or other Affiliates of Avigen;

(vii)      Any contractual obligations of Avigen to Third Parties other than pursuant to the Upstream Licenses or Selected Other Gene Therapy Contracts or as described in Section 2.2 (i.e. as included among the Assumed Liabilities under Section 2.2 without reference to this Section 2.3);

(viii)     Any debts (in the form of indebtedness or a loan), [*] or outstanding amounts (pursuant to a payment obligation) owed by Avigen related to any Gene Therapy Asset on or prior to the Effective Date and any payments due by Avigen pursuant to the

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Selected Other Gene Therapy Contracts or the Upstream Licenses on or prior to the Effective Date;

(ix)       Any liabilities with respect to the Facility or any equipment, fixtures or furniture located therein;

(x)        Any liability of Avigen incurred in connection with entering into this Agreement or any Ancillary Agreement, including (but limited to) brokerage, accounting and counsel fees, transfer and other taxes and fees due Third Parties with respect to the execution of this Agreement or any Ancillary Agreement, and expenses of Avigen arising from performance by Avigen of its obligations hereunder or thereunder (except to the extent required to be reimbursed by Genzyme as explicitly provided elsewhere in this Agreement);

(xi)       Any obligations to Avigen’s current or former employees, including without limitation, any salaries, wages, bonuses, benefits, severance payments, or pension, retirement, or profit-sharing plan or trust payments or benefits;

(xii)      Any litigation, proceeding or claim by any person or entity against Avigen or other obligation of Avigen related to the business or operations of Avigen or otherwise relating to the Gene Therapy Assets prior to the Effective Date, [*] and except to the extent such litigation, proceeding or claim constitutes an Assumed Liability (with Assumed Liabilities being determined without reference to any exclusion provided under this Section 2.3, and Assumed Liabilities therefore, to avoid any doubt, including without limitation those liabilities referred to in Schedule 2.2);

(xiii)     Any tax obligations or benefits of Avigen or its Affiliates, whether relating to periods before or after the Effective Date;

(xiv)     Any obligations or liabilities (for violations or otherwise) of Avigen under any Legal Requirements (including without limitation pertaining to antitrust, civil rights, labor, employment, discrimination and environmental laws) or arising from or related to the gross negligence or intentional misconduct of Avigen or its Affiliates or their respective current or former officers, directors, employees, consultants or agents (other than any such obligation or liability that constitutes an Assumed Liability (with Assumed Liabilities, to avoid any doubt, including without limitation those liabilities referred to in Schedule 2.2)); or

(xv)      Any expenses or liabilities resulting from the closure of AAV production at the Facility or any other facilities and/or the termination of any employees of Avigen;

Subject to the introductory paragraph to this Section 2.3, the assets referred to in (i) through (vi) and the tax benefits referred to in (xiii) are, collectively, but excluding any asset referred to in Schedule 2.1(m), the “Excluded Assets” and the liabilities referred to in (vii) through (xv) are, collectively, but excluding any liability referred to in Schedule 2.2, the “Excluded Liabilities.” To avoid any shadow of a doubt, nothing in this Section 2.3 is intended to remove those assets referred to in Schedule 2.1(m) from the Gene Therapy Assets or those liabilities referred to in Schedule 2.2 from the Assumed Liabilities.

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In addition, Genzyme hereby grants Avigen an exclusive (even as to Genzyme) license under the Gene Therapy Patents and Gene Therapy Listed Know-How, to make, have made, use, sell, offer for sale and import IL-10 Products throughout the world, subject to the terms and conditions of the Upstream Licenses and Selected Other Gene Therapy Contracts including without limitation any royalty obligations contained therein. Such license shall be fully and freely sublicenseable one (1) or more times through one (1) or more tiers of sublicensees without Genzyme’s consent, subject to the terms and conditions of the Upstream Licenses and Selected Other Gene Therapy Contracts. If Genzyme has a prospective sublicensee within the scope of this license to Avigen for Avigen to consider, and wishes to discuss the possibility of a sublicense with Avigen, Genzyme will Notify Avigen. Avigen agrees to discuss and consider in good faith the possibility of granting such a sublicense on appropriate terms, but retains discretion over whether or not to grant such sublicense.

2.4        Ancillary Agreements. On the Effective Date, the Parties shall enter into the following additional agreements and deliver the following instruments (collectively, the “Ancillary Agreements”):

(a)	A bill of sale substantially in the form of Exhibit A;
(b)	An assignment and assumption agreement in the form of Exhibit B;
(c)	A general technology assignment instrument in the form of Exhibit C; and

(d)           A trademark assignment instrument in the form of Exhibit D; provided that such trademark assignment instrument, though signed, notarized and effective as of the Effective Date, may be delivered within one business day thereafter.

2.5        Transition Assistance. For a period of six (6) months after the Effective Date (or such longer period as may be mutually agreed upon by the Parties), at Genzyme’s request and upon reasonable advance notice and at reasonable (in view of the relevant personnel’s other responsibilities) times, Avigen shall make the Avigen personnel set forth in Schedule 2.5 hereto available to Genzyme for transition services related to the Gene Therapy Assets on a consulting basis (provided that such personnel continue to be employed by Avigen or an Affiliate of Avigen and only for so long as such personnel continue to be so employed). Avigen shall provide (as requested by Genzyme) up to the applicable number of hours of such transition services per month set forth in Schedule 2.5 in exchange for Genzyme paying to Avigen for the time of each person at an hourly rate equal to [*] as calculated above. Promptly following a request from Genzyme delivered no earlier than January 3, 2006, Avigen will provide Genzyme with a true and correct list of the [*]. Avigen shall not be required to provide access to each Avigen person’s time beyond the maximum number of hours for such person stated in Schedule 2.5, and Genzyme shall pay Avigen for the number of hours actually spent providing such services within forty-five (45) days after receipt of a reasonably detailed invoice therefor from Avigen.

2.6         Regulatory Filings. Within thirty (30) days after the Effective Date, Avigen shall deliver to Genzyme executed original letters and other documentation necessary or desirable to be delivered to each Regulatory Agency to assign and officially transfer authority and responsibility for each of the Current Regulatory Filings to Genzyme. Genzyme and Avigen

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shall mutually agree on the form and content of each such letter or other documentation, but in any event Genzyme shall not unreasonably withhold its consent to letters and other documentation provided by Avigen that are consistent with this Agreement and legally effective to transfer such authority and responsibility in accordance with the relevant Regulatory Agency’s practices. Genzyme shall file such letters or other documents with the relevant Regulatory Agencies within three (3) Business Days after provided by Avigen. If Genzyme does not timely do so, then Avigen shall be entitled to file these letters on Genzyme’s behalf.

2.7        Non-Assignment of Certain Contracts. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any contracts included in the Gene Therapy Assets shall require the consent of any Third Party (each, a “Consent”) that has not been obtained by Avigen on or prior to the Effective Date, neither this Agreement nor any action taken pursuant to it shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach of the relevant contract and/or result in the loss or diminution of any Gene Therapy Asset; provided, however, that in each such case, Avigen shall, [*] use its reasonable efforts to obtain the Consent of such other party to an assignment to Genzyme equivalent to that otherwise provided for herein as soon as practicable after the Effective Date and, promptly upon such receipt, execute and deliver to Genzyme such documentation as the Parties mutually agree is reasonably necessary or appropriate to effect the assignment of such contract (with it being acknowledged that documentation in the form of Exhibit C (Form of Assignment and Assumption Agreement) shall suffice); provided further that Avigen shall not be required to [*]. Nothing herein shall be deemed a waiver by Genzyme of its right to receive on a timetable that is consistent with this Agreement an effective assignment of or sublicense under each Upstream License that is included in the Gene Therapy Assets.

2.8	Other Closing-Related Deliveries of the Parties.

(a)        Inventory. Avigen shall physically transfer to Genzyme all materials required to be transferred to Genzyme under Sections 2.1(f)-2.1(g), except that Avigen may retain a sufficient amount of such materials (other than any such materials described on Schedule 2.1(m)) to the full extent required by Legal Requirements. The transfer of these materials shall be at [*] expense and [*] costs incurred in connection with such transfer.

(b)        Files. Avigen shall deliver to Genzyme, an original (or, if Avigen is required under Legal Requirements to retain the original, a copy) of all files possessed and maintained by Avigen related to: the Upstream License and the, Selected Other Gene Therapy Contracts (and activities thereunder), Gene Therapy Listed Patents and Gene Therapy Listed Know-How and the other Gene Therapy Assets (other in each case than those files that fall within the categories of Sections 2.1(h) and (i)); those items assigned to Genzyme in Sections 2.1(h) and (i); and the Current Regulatory Filings, including without limitation all correspondence and minutes of meetings and teleconferences with Regulatory Agencies relating thereto (other in each case than those files that fall within the categories of Sections 2.1(h) and (i)). Avigen shall be entitled to retain a copy of each such item for archival purposes in the confidential files of its legal counsel or, with respect to regulatory matters, in the confidential files of its regulatory department.

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(c)        Recordation. Promptly following receipt from Genzyme of a patent assignment acknowledgement substantially in the form of Exhibit E with respect to a Gene Therapy Listed Patent on file as of the Effective Date, Avigen will execute and deliver such patent assignment acknowledgement to Genzyme in a form suitable for recordation with the applicable governmental entity. Genzyme shall properly record at its own expense all Gene

Therapy Listed Patent assignment acknowledgement documents provided by Avigen pursuant to this Section 2.8(c) as and when reasonably determined by Genzyme in a manner consistent with its patent practices, policies and procedures.

(d)        Opinion of Counsel. Avigen shall provide to Genzyme an opinion from Avigen’s outside counsel in the form of Exhibit F, dated the Effective Date.

(e)        Inventor Signatures. Avigen shall (i) seek to contact the inventors of the patents and/or patent applications listed on Schedule 8 [*] its [*] to obtain signatures from such inventors on the applicable patent assignment recordation documents and [*] information and declarations required to make the proper filings with the U.S. Patent and Trademark Office to proceed with respect to the patents and/or patent applications listed on Schedule 8 [*] including without limitation providing Genzyme with copies of the employment agreements of such inventors and documenting Avigen's efforts to contact such inventors if requested by Genzyme.

The mechanics and timing of the transfer and deliveries called for in this Section 2.8 shall be as set forth in Schedule 2.8. In accordance with such Schedule, certain aspects of this transfer shall be accomplished by Genzyme’s personnel visiting Avigen’s facility. Accordingly, Avigen’s responsibility to “physically transfer” these items to Genzyme is limited to making these items available to Genzyme at Avigen’s facility as per the procedures provided in such Schedule. With respect to the clinical trial material inventories covered by Section 2.8(a), at Genzyme’s expense, Avigen shall (x) continue to store such materials in accordance with all of its internal standard operating procedures and representations made to the FDA in connection with the production and maintenance of clinical trial material for IND # 11366 (for the Current Parkinson’s Product inventory) and IND # 9398 or 8033 (for the Current Factor IX Product inventory), (y) until [*] continue to perform such testing and assays as are required in such internal standard operating procedures and such representations made to the FDA, and (z) until the inventories of the Current Parkinson’s Product have been transferred to Genzyme, ship quantities of the inventories of the Current Parkinson’s Product to clinical sites of the Ongoing Parkinson’s Trial in accordance with Genzyme’s written requests. As regards (z), Genzyme must provide reasonable notice prior to any requested shipment.

2.9        Sales and Transfer Taxes. Except as otherwise provided herein, each Party shall bear and be solely responsible for any sales taxes, use taxes, transfer taxes, documentary charges, recording fees, filing fees and similar taxes, charges, fees and expenses that may become payable by such Party in connection with the transactions contemplated by this Agreement.

2.10      Clinical Trial Insurance Coverage. At Genzyme’s request, Avigen shall (a) purchase an extended reporting period for its insurance policies with respect to liabilities incurred prior to the Effective Date that arise out of the clinical trials conducted pursuant to IND # 9398 and IND # 8033 and (b) cause Genzyme to be added to such policies as an additional

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named insured. The length of the extended reporting period and the liability limits of such policies shall be those requested by Genzyme, and Genzyme shall reimburse Avigen for the premium payments required to purchase such coverage and to add Genzyme as an additional insured within 45 days of receipt of Notice from Avigen that such premium payment has been made. It is understood and agreed that Avigen is not required to make any claim under an insurance policy other than those policies described in this Section 2.10 to discharge, satisfy or mitigate (in whole or in part) any Assumed Liability.

2.11      Non-Compete. Except as otherwise expressly provided herein, prior to the expiration of the Royalty Term applicable to each Product, neither Avigen nor any of its Affiliates shall directly by the actions of any of them or indirectly by acting with or through a Third Party (including, without limitation, by granting a Third Party a license under intellectual property rights), conduct research or development activities regarding, or engage in the manufacture, marketing, sale or distribution of Products; provided, however, that if Genzyme [*] then this non-compete shall not apply to [*] effective upon receipt by Avigen of the Notice delivered by Genzyme pursuant to [*]. In the event that this Agreement is terminated in its entirety pursuant to Section 9.2, then the non-compete under this Section 2.11 shall expire effective on the effective date of such termination.

2.12      Selection of Additional Other Gene Therapy Contracts. Avigen will, beginning January 5 2006, make available to Genzyme at Avigen’s facility all Other Gene Therapy Contracts not listed on Schedule 1.75. On or before February 20, 2006, Genzyme shall Notify Avigen which of the Other Gene Therapy Contract not listed on Schedule 1.75 Genzyme wishes to include among the Selected Other Gene Therapy Contracts, and they shall be so included, provided that no Other Gene Therapy Contracts that become Selected Other Gene Therapy Contracts after the Effective Date will be Represented Contracts for the purpose of Section 8.1(j), and [*].

2.13      Maintenance of Essential Materials. Genzyme shall maintain those quantities of materials included among the Gene Therapy Assets that are listed in Schedule 2.13, under the storage conditions set forth in that Schedule. The purpose of this (in addition to being part of Genzyme risk management and operational practices with like materials) is [*]. Avigen acknowledges and agrees that the quantities of such materials set forth in Schedule 2.13 will be sufficient to serve this purpose, and in no circumstances shall Genzyme’s obligation to maintain tangible Gene Therapy Assets be deemed to extend beyond the materials listed in Schedule 2.13.

2.14      Lists of In-Licensed and Contracted-For Patents. On the Effective Date, Avigen shall deliver to Genzyme (a) a list prepared in good faith by Avigen of those Gene Therapy Upstream License Patents of which Avigen is aware, and (b) a list prepared in good faith by Avigen of those Gene Therapy Other Contract Patents of which Avigen is aware.

ARTICLE 3

FINANCIAL CONSIDERATION; PAYMENT TERMS

As partial consideration for the sale of the Gene Therapy Assets, Genzyme shall make the following payments to Avigen on the following terms and conditions:

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3.1        Initial Consideration. Genzyme shall pay to Avigen Twelve million Dollars ($12,000,000) in cash by wire transfer (the “Upfront Payment”) within two (2) Business Days after the Effective Date. The Upfront Payment shall be non-refundable, shall not be creditable against any other amount due hereunder and shall not be subject to offset or reduction of any kind except, if applicable, as provided in Section 3.8. Without limiting the requirements of Section 3.8, Genzyme shall make the Upfront Payment from a U.S. entity to Avigen (itself a U.S. entity).

3.2        Milestone Payments. Subject to Section 9.6 (to the extent it applies) and the additional terms and conditions set forth in Schedule 3.2, Genzyme shall pay to Avigen each of the amounts in Dollars set forth in the tables set forth in Schedule 3.2 within [*] days after the first achievement of the corresponding milestone event by or on behalf of Genzyme, its Affiliate or any Licensee with respect to each Product. Each such amount shall be non-refundable, shall not be creditable against any other amount due hereunder and shall not be subject to offset or reduction of any kind, except as explicitly set forth in the first paragraph after Part F of Schedule 3.2 and except as provided in Section 3.8 (if applicable) and Section 6.8. The milestones in Part A, Part B and Part C of Schedule 3.2 shall be [*]. The milestones in Part D, Part E and Part F of Schedule 3.2 shall be [*].

3.3	Royalty Payments; One Royalty; Offsets for Third Party Royalties.

(a)        Genzyme shall pay to Avigen a royalty on worldwide Net Sales of each Product during the Royalty Term for such Product as follows based on cumulative (not annual) Net Sales of such Product worldwide during said Royalty Term:

(i)         For all Net Sales of such Product up to or equal to [*], [*] percent [*] of such Net Sales;

(ii)        For all Net Sales of such Product above [*] and less than [*], [*] percent [*] of such Net Sales; and

(iii)       For all Net Sales of such Product equal to and above [*], [*] percent [*] of such Net Sales;

provided, however, that if a royalty is payable with respect to [*] solely because [*] then the royalties payable with respect to [*] shall be at [*] Royalties payable pursuant to this Section 3.3 shall not be subject to offset, deduction or reduction of any kind except as provided in Section 3.8 (if applicable) and Section 6.8. Such royalties shall be payable quarterly within sixty (60) days after the end of the calendar quarter in which the Net Sales on which the royalty is due were made.

(b)        Only one earned royalty will accrue and be paid on a given Product regardless of the number of Claims of Gene Therapy Patent or number of countries having Claims of Gene Therapy Patent, even if the manufacture of such Product in one country is Covered by the Claims of the Gene Therapy Patents and the use, sale or importation in another country is Covered by the Claims of the Gene Therapy Patents. This Section 3.3(b) shall not be read to modify the way “Coverage” is determined for purposes of the “Product” definition and the “Royalty Term” definition, rather this Section 3.3(b)) relates to clarifying that the royalty

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rates of Section 3.3(a) are the rates that apply, and they are not doubled nor applied multiple times to the same Net Sales under the circumstances described above in this Section 3.3(b).

3.4        Licensing Revenues. Genzyme shall pay to Avigen the cash equivalent of [*] percent [*] of any and all payments (whether received by Genzyme in cash, equity, loan forgiveness or other form) that Genzyme or any of its Affiliates receives from any Licensee through, in connection with or pursuant to any transaction (or series of transactions) in which the Licensee obtained any right that qualifies it as a Licensee in accordance with the definition of such term (“Licensing Transaction”), but excluding any payment that is calculated as a percentage of net sales or profits or similar metric (all such payments that Genzyme is required to pay a share of to Avigen, “Licensing Revenues”). Licensing Revenues include (without limitation) Licensing Transaction initial payments, upfront payments, milestone payments and annual maintenance fees. Licensing Revenues exclude payments that are in explicit consideration of funding for research, development, manufacturing, commercialization or other actual costs, or reimbursement on a pass-through basis of such actual costs [*].

If there are multiple connected or otherwise related transactions any one (1) of which alone would be a Licensing Transaction (but including at least one (1) other transaction that would not alone be a Licensing Transaction), then the value of Licensing Revenues for that overall Licensing Transaction will be proportionally reduced based on the relative fair market values of the Gene Therapy Assets included therein, and of the other consideration provided by Genzyme, as determined in accordance with Section 3.16.

Licensing Revenues shall be proportionally reduced if a Licensing Transaction includes a grant of a license or other right under intellectual property other than those included within the Gene Therapy Patents and Gene Therapy Know How transferred hereunder, based on the relative fair market values of the Gene Therapy Patents and Gene Therapy Know How and such other intellectual property, as determined in accordance with Section 3.16.

Genzyme shall pay Avigen its share of each payment (in whatever form) of Licensing Revenue received by Genzyme or its Affiliate within sixty (60) days after the later of (i) Genzyme’s receipt thereof or (ii), if applicable, the fair market value of the Licensing Revenues is finally determined pursuant to Section 3.16.

If [*] and [*] shall be deemed a Licensee for all purposes hereunder, provided, however, that [*] Licensing Revenue.

3.5        Samples, Compassionate Use, Expanded Access, Charitable Donations and Investigator-Sponsored Studies. The Parties hereby agree that Genzyme may make Product available (i) for use as samples in the ordinary course of business, (ii) to patients under expanded access compassionate use programs prior to receipt of the necessary Regulatory Approvals for market such Product in the relevant country, (iii) through charitable donations or (iv) for preclinical studies, clinical trials and investigator-sponsored studies, in each case (i) through (iv) without including the value of the Product transferred for such purposes in Net Sales (and thus without paying any royalty hereunder on such the quantities of Product). However, if Genzyme sells a [*], then the levels of the corresponding Product disposed of or transferred under Section 3.5(i), (ii) or (iii) shall be subject to the procedures contained in Section 3.16 including

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Industry Expert determination if applicable, applied to determine the fair market value on which a royalty shall be paid to Avigen pursuant to Section 3.16, such fair market value as determined under Section 3.16 to be equal to the imputed Net Sales value of any Product disposed of under this Section 3.5 that are in excess of customary levels of charitable or compassionate use of pharmaceutical products relative to actual sales of such products (determined on product-by-product basis).

3.6        Wire Transfer. Genzyme shall make payments by wire transfer of Dollars to the account specified by Avigen in writing prior to the Effective Date (as such address may be changed or updated by Avigen by providing Notice reasonably in advance of any payment becoming due or payable), or by such other payment method as the Parties may agree in writing upon from time to time.

3.7        Foreign Currency. Payments made under this Agreement shall be payable in Dollars. Net Sales calculated under this Agreement shall be computed for each quarter with foreign Net Sales converted into Dollars in accordance with GAAP, using the average of the relevant exchange rates for each month of such quarter (based on the rates published in The Wall Street Journal, East Coast Edition for such month).

3.8        Withholding. Any income or other taxes which Genzyme is required by Legal Requirements to pay or withhold on behalf of Avigen with respect to monies payable to Avigen under this Agreement shall be deducted from the amount of such payments and paid to the relevant competent taxing authority. If Genzyme is required to make any such withholding, Genzyme shall indicate the details of the withholding in its report to Avigen accompanying the payment from which withholding has been made. Upon written request from Avigen, Genzyme shall promptly provide Avigen with a certificate or other documentary evidence to enable Avigen to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by Genzyme. Genzyme and Avigen will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law, in order to enable Genzyme to make such payments to Avigen without any deduction or withholding, if possible. Genzyme is a U.S. entity and, except as provided in Section 3.12 below, shall make all [*] required of it hereunder from a U.S. entity or from a non-U.S. entity in a circumstance where tax or other withholding of any portion of such payment is not required, provided, that in a circumstance where withholding is required: (a) at the reasonable request of Genzyme, Avigen will execute and deliver such administrative or ministerial certificates that will enable such a payment to be made without withholding and in a circumstance where withholding is required and (b) Genzyme may make the payment from such entity if Genzyme also makes a gross-up payment to Avigen that makes Avigen whole for the amount withheld.

3.9        Reports. With each payment that Genzyme is required to make to Avigen under ARTICLE 3, Genzyme shall provide a written report, showing the calculation of Net Sales together with the calculation of the royalty thereon that is required to be paid. The calculation of Net Sales in the report shall include a statement of gross sales and in aggregate form within each category the amount of each deduction provided for in the definition of Net Sales. With each milestone or Licensing Revenue payment that Genzyme is required to make to Avigen under ARTICLE 3, Genzyme shall provide a written report stating the amount and calculation of the

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payment, the milestone or other event triggering such payment and the Product and/or Licensing Transaction, as applicable, for which such payment is being made.

3.10      Records. Genzyme shall, and shall cause its Affiliates and Licensees to, keep and maintain for [*] after the relevant calendar quarter complete and accurate books and records in sufficient detail so that Net Sales and payments made hereunder can be properly calculated.

3.11      Interest on Late Payments. Interest shall accrue on late payments by Genzyme at the rate announced from time to time by Bank of America in Boston, Massachusetts U.S.A. (or its successors or assigns) as its prime rate, calculated on the number of days payment is delinquent, or the maximum amount permitted by law, whichever is less; provided, that if such payment has been delayed because it is related to a dispute raised by a Party in good faith that is undergoing the dispute resolution procedures set forth in ARTICLE 10 hereof, interest shall be calculated on the number of days payment is delinquent starting on the day after such dispute is finally resolved.

3.12      Exchange Controls. Notwithstanding any other provision of this Agreement, if at any time legal restrictions prevent the prompt remittance of part or all of the royalties with respect to Net Sales in any country, payment shall be made through such lawful means or methods as Genzyme may determine after reasonable consultation with Avigen. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments may be suspended for as long as such prohibition is in effect (and such suspended payments shall not accrue interest), and promptly after such prohibition ceases to be in effect, all royalties that Genzyme would have been obligated to transmit or deposit, but for the prohibition, shall be deposited or transmitted, as the case may be, to the extent allowable (with any interest earned on such suspended royalties which were placed in an interest-bearing bank account in that country, less any transactional costs).

3.13      Audit. No more frequently than once during each calendar year during the Term and once during the [*] period thereafter, Genzyme shall permit Avigen’s independent auditors, to whom Genzyme has no reasonable objection and with reasonable advance notice at any time during normal business hours, accompanied at all times, to inspect, audit and copy reasonable amounts of relevant accounts and records of Genzyme, its Affiliates and reports submitted to Genzyme and its Affiliates by Licensees, for the sole purpose of verifying the accuracy of the calculation of payments to Avigen pursuant to ARTICLE 3 and the reports which accompanied them. The accounts, records and reports related to any particular period of time may only be audited one time under this Section 3.13. Avigen will cause its independent auditors not to provide Avigen with any copies of such accounts, records or reports and not to disclose to Avigen any information other than information relating solely to the accuracy of the accounting and payments made by Genzyme pursuant to ARTICLE 3. Avigen shall cause its independent auditors to promptly provide a copy of their report to Genzyme. If such audit determines that payments are due to Avigen, Genzyme shall pay to Avigen any such additional amounts within thirty (30) days after the date on which such auditor’s written report is delivered to Genzyme and Avigen, unless such audit report is disputed by Genzyme, in which case the dispute shall be resolved in accordance with ARTICLE 10. If such audit determines that Genzyme has overpaid any amounts to Avigen, Avigen shall refund any such overpaid amounts to Genzyme within thirty (30) days after the date on which such auditor’s written report is delivered to Genzyme and

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Avigen. Any such inspection of records shall be at Avigen’s expense unless such audit discloses a deficiency in the payments made by Genzyme (whether for itself or on behalf of its Affiliates and Licensees) of more than [*] of the aggregate amount payable for the relevant period, in which case Genzyme shall bear the cost of such audit. Each of the Parties agree that all information subject to review under this Section 3.13 is Genzyme’s Confidential Information that is subject to Avigen’s confidentiality and non-use obligations under ARTICLE 7, and Avigen agrees that it shall cause its accounting firm to also retain all such information subject to the confidentiality and non-use restrictions of ARTICLE 7 or similar (but no less stringent) obligations of confidentiality and non-use customary in the accounting industry.

3.14      Fair Market Value of Gene Therapy Assets. The Parties acknowledge that the purchase price represents the fair market value for the Gene Therapy Assets and was determined by arm’s length negotiations. The Parties agree that no consideration is or will be paid for the value of any referrals to or from either Party to the other, or their respective Affiliates that violates any Legal Requirements.

3.15      Allocation of Consideration. Within sixty (60) days after the Effective Date, Genzyme shall allocate the consideration among the Gene Therapy Assets. Such allocation shall be made in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be binding upon both Parties for tax purposes. The Parties also each agree to file tax returns consistently with the foregoing and in accordance with Section 1060 of the Code.

3.16      Fair Market Value Determination for Products or Licensing Transactions

(a)        If Genzyme or an Affiliate or Licensee [*] as described in the second sentence of Section 3.5, Genzyme will notify Avigen of the per-unit Net Sales value Genzyme proposes with respect to the relevant Product, reflecting the fair market value of the Product. [*] in excess of the limitations contained in Section 3.5, as described in the last sentence of Section 3.5.)

(b)        If there are multiple connected or otherwise related transactions any one (1) of which alone would be a Licensing Transaction (but at least one (1) of which would not alone be a Licensing Transaction), as soon as practicable after Genzyme consummates such transaction, Genzyme will notify Avigen of the value Genzyme proposes to allocate to Licensing Revenue for the overall Licensing Transaction, based on the fair market value of the rights to Gene Therapy Assets that are granted as part of the Licensing Transaction relative to the fair market value of the other consideration provided by Genzyme under the Licensing Transaction (excluding consideration provided to Genzyme which is already excluded from Licensing Revenue based on the definition of such term set forth in Section 3.4).

(c)        If there is a Licensing Transaction that involves the grant of a right under Gene Therapy Patents and Gene Therapy Know-How as well as the grant of the right under other intellectual property, as soon as practicable after Genzyme consummates such transaction, Genzyme will notify Avigen of the value Genzyme proposes to allocate to Licensing Revenue based on such Licensing Transaction, based on the fair market value of the rights to Gene Therapy Patents and Gene Therapy Know-How that are granted as part of the Licensing

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Transaction relative to the fair market value of the rights to the other intellectual property provided by Genzyme under the Licensing Transaction (excluding consideration provided to Genzyme which is already excluded from Licensing Revenue based on the definition of such term set forth in Section 3.4).

(d)        If Avigen and Genzyme fail to agree on the relevant fair market value(s) within [*] days after Avigen receives Genzyme’s proposal, the Parties shall attempt to resolve the dispute amicably and promptly by negotiations between senior executives (at the level of Vice President or above) who have authority to settle the dispute. Within [*] Business Days after the dispute is submitted to such senior executives, they shall meet at a mutually acceptable time and place, or by means of telephone or video conference, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. Each Party’s such senior executives shall be reasonably available during a [*] day period for such discussions. If the matter is not resolved within such [*] days, either Party may proceed under clause (e) below.

(e)        If the Parties fail to resolve the dispute on the relevant fair market value(s) pursuant to clause (d) above, then the Parties shall refer the determination of fair market value(s) to an industry expert with no less than [*] of experience valuing biopharmaceutical assets (such as [*]) who has not been affiliated with either of the Parties or their Affiliates (an “Industry Expert”) to determine the fair market value(s). If the Parties cannot agree on a single Industry Expert within such [*] days, each shall choose one (1) Industry Expert by the end of the [*] days and such two (2) experts shall choose a third Industry Expert within an additional [*]. In this case, the Parties would engage the third Industry Expert to resolve the dispute, and the third Industry Expert is the person who shall make the determination as to fair market value. Within thirty (30) days after engaging the expert, each Party shall submit no more than ten (10) pages of analysis demonstrating its view of the fair market value of the relevant Product (the ten-page limit is on a per-country basis in cases where per-unit Product fair market values for sales in different countries are being determined). Within [*] days after these written analyses are due, the Industry Expert shall hold a proceeding in which each Party is entitled to make a presentation of no more than [*]. Neither Party shall engage in any ex parte communications with the Industry Expert. Within [*] days after the in-person proceeding, the Industry Expert shall deliver in writing his or her decision as to all fair market values referred for determination simultaneously to both Parties. This decision must be for a value that is [*], as to each fair market value. The Industry Expert is instructed (i) to make this determination based on valuation techniques that are customary and usual in the biopharmaceutical industry, including without limitation for [*] and all other relevant factors typically taken into account, including without limitation issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the cost of scaling up a manufacturing process (including facility costs), and the profitability of the applicable products; and (ii) that the purpose of the procedures under this Section 3.16 is to ensure that [*] in accordance with the terms and conditions of this Agreement based on Net Sales and Licensing Revenue values that fairly reflect the fair market values of Products, Gene Therapy Patents and Gene Therapy Know How or Gene Therapy Assets, as applicable. The Industry Expert’s decision shall not result in any payments being made to Avigen based on [*] rather Avigen must be compensated in accordance with the terms and conditions of this Agreement based on the fair market value of Products, Gene Therapy Patents and Gene Therapy Know How or Gene Therapy

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Assets, as applicable. The Industry Expert’s decisions shall be final and binding on the Parties absent fraud.

(f)         [*] to an [*] under subsection (b) one time only, provided that [*] shall [*] based on [*] in the [*] for Finished Goods published by the [*] the [*] and [*] of the [*] as the [*] for [*].

(g)        The Parties shall bear equally the costs of engaging the Industry Expert under this Section 3.16, including without limitation the Industry Expert’s fees and expenses and any other costs incurred to conduct the proceedings contemplated hereunder.

3.17      Recognition of Potential Reversion in Licensing Transactions. If, after the Effective Date, Genzyme licenses Gene Therapy Assets to a Third Party for the research and development of the Parkinson’s Product, Genzyme will cause the terms and conditions of such license to recognize and permit the potential reversion of Gene Therapy Assets and grant of other rights with respect to the Parkinson’s Product set forth in Section ARTICLE 9, for no consideration to Genzyme’s counterparty to the applicable transaction. This Section is not intended to limit Avigen’s rights under ARTICLE 9.

ARTICLE 4

DEVELOPMENT; COMMERCIALIZATION

4.1        General Diligence Obligation. Genzyme (either itself or through its Affiliates, Licensees or any Third Party selected by Genzyme) shall be responsible [*] for: (i) the research, development, manufacturing, commercialization and distribution of Products selected by Genzyme and the related regulatory, reimbursement and marketing activities; (ii) the identification and selection of any Third Party to be utilized in connection with any clinical trials or research project related to, or the manufacture, distribution or marketing of, the Products and the negotiation of the arrangements with such Third Party and (iii) preparing, submitting and obtaining (in the name of Genzyme or its Affiliates or Licensees) all Regulatory Approvals and orphan drug designations (and similar designations outside of the United States) for Products. In addition to complying with the more specific diligence obligations set forth in Section 4.4 below, Genzyme shall use its Commercially Reasonable and Diligent Efforts to research, develop (including without limitation preclinically, clinically and with respect to manufacturing processes), manufacture and seek Regulatory Approval [*]. This [*] but if [*] to [*] the [*] to the [*] then this shall be [*]. Genzyme may satisfy its diligence obligations under Sections 4.1 and 4.4 through its own efforts, and through those of its Affiliates, Licensees and subcontractors.

4.2        Development Reports. By January 31st and July 31st of each year until the Commercial Launch of the first Product, Genzyme shall submit a written report setting forth in reasonable detail: (a) Genzyme’s (and its Affiliates’ and Licensees’) efforts to research and develop Products since the date of the last report delivered to Avigen under this Section and (b) Genzyme’s plan for such activities in the next year (including without limitation any milestone events described in Schedule 3.2 that are anticipated to occur during the covered year. The first such report shall be due on March 31, 2006 and shall be in lieu of the report that would otherwise be required on January 31, 2006. Genzyme’s obligations under this Section 4.2 shall

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be subject to (i) Genzyme’s confidentiality obligations to Third Parties, (ii) any restrictions under Legal Requirements and (iii) [*] All reports delivered by Genzyme pursuant to this Section 4.2 shall be deemed Genzyme’s Confidential Information and shall be subject to Avigen’s confidentiality and non-use obligations under ARTICLE 7.

4.3        Ongoing Parkinson’s Trial. From the Effective Date until such time as the IND for the Ongoing Parkinson Trial has been effectively transferred to Genzyme as required pursuant to Section 2.6, Avigen shall not take action to suspend or terminate the Ongoing Parkinson’s Trial unless there arises a safety issue or request from the FDA or IRB of a clinical site.

4.4        Parkinson’s Disease Product

(a)        Once the IND for the Ongoing Parkinson’s Trial is transferred to Genzyme, Genzyme shall:

(i)         conduct the Ongoing Parkinson’s Trial to completion in accordance with its current protocol (subject to any amendments or updates that may be required by the FDA or the IRB of any of the clinical sites for the trial or that Genzyme in its prudent scientific or business judgment deems necessary or advisable),

(ii)        obtain FDA review (a Type C or other similar meeting) of a protocol for a subsequent Clinical Trial for a Current Parkinson’s Product [*].

(iii)       if Genzyme determines to submit a protocol for a subsequent Clinical Trial for a Current Parkinson’s Product to the Recombinant DNA Advisory Committee (“RAC”) for review, submit such protocol to the RAC [*], and

(iv)       if the RAC requests that Genzyme attend a meeting of the RAC to discuss the protocol, obtain RAC review of the protocol [*] provided that if [*] Genzyme shall [*] as an [*] and [*] to [*] this meeting to be [*] at the earliest possible date [*].

(b)

(i)         Within [*] after the [*] Genzyme shall [*] in [*] either [*] Avigen [*] or [*] the [*] with respect to [*] to [*] to Avigen [*]. Also, if Genzyme treats a patient in [*]of a [*] (meaning [*])) without a [*] then the [*].

(ii)        The term “FDA Decision” means, [*] if Genzyme does not submit a protocol to the RAC as described in Section 4.4(a)(iii), the date of the FDA Type C or other similar meeting with Genzyme to discuss the Ongoing Parkinson’s Trial results and a proposed protocol for a subsequent Clinical Trial for a Current Parkinson’s Product, [*] and the [*] the date the RAC has held the meeting with Genzyme to discuss the protocol.

(c)        In the case where the FDA (or the RAC, if Genzyme elects to submit a protocol to the RAC as contemplated by Section 4.4(a)(iii) and does so in a timely manner) [*] however, to be clear, anything [*] provided that Genzyme has devoted Commercially Reasonable and Diligent Efforts [*] feedback as required by Section 4.4(a) and devotes Commercially

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Reasonable and Diligent Efforts to [*] in order for them to provide such feedback, the FDA Decision will be the date of [*] If the FDA or RAC (if Genzyme elects to submit a protocol to the RAC as contemplated by Section 4.4(a)(iii) and does so in a timely manner) provides Genzyme with a notice that [*] the FDA Decision will be the date of such notice.

(d)        If the FDA or RAC [*] based on the information and data produced by the Ongoing Parkinson’s trial, Genzyme may:

(i)	[*] to [*] to [*] pursuant to [*] of the Agreement, or

(ii)        Perform further work, which may include an additional clinical trial, which in Genzyme’s best scientific or business judgment, will provide information and data that the FDA will deem sufficient to approve a clinical protocol for a subsequent clinical trial of a Current Parkinson’s Product following a Type C or similar meeting (or a meeting with the RAC, if Genzyme elects to submit a protocol to the RAC as contemplated by Section 4.4(a)(iii) and does so in a timely manner), exercising Genzyme’s judgment in making such decisions in accordance with the Commercially Reasonable and Diligent Efforts standard and devoting Commercially Reasonable and Diligent Efforts to such activities. In such case, the FDA Decision will be the date of a subsequent Type C or other similar meeting (or meeting with the RAC if Genzyme elects to submit a protocol to the RAC as contemplated by Section 4.4(a)(iii) and does so in a timely manner, whichever is later) that is scheduled as soon as possible after the further work is performed by Genzyme.

4.5        Commercialization. Genzyme shall use its Commercially Reasonable and Diligent Efforts to promote (including without limitation reasonable pre-marketing, advertising, education and detailing), market, distribute, sell, and provide product support for, each Product for which Genzyme obtains Regulatory Approval and, if applicable, Pricing Approval. Genzyme may satisfy its diligence obligations hereunder through its own efforts, and through those of its Affiliates, Licensees, distributors and subcontractors.

4.6        Regulatory Reporting. Beginning on the date that the authority and responsibilities for the Current Regulatory Filings are transferred by Avigen to Genzyme, as between the Parties, Genzyme shall have sole responsibility for and control of such transferred Regulatory Filings and all future Regulatory Filings for the Products and all regulatory reporting that is required in relation thereto with respect to periods beginning on such date.

ARTICLE 5

PROTECTION OF INTELLECTUAL PROPERTY

5.1        Filing, Prosecution and Maintenance of Patent Rights

(a)        Patent Rights. Except as provided in subsection (b), as between the Parties, Genzyme shall have sole responsibility for and control over the filing, prosecution (including without limitation conducting interferences and oppositions), and maintenance, all at its sole expense, the Gene Therapy Patents. Except as provided in any Upstream License or Other Gene Therapy Agreement, Genzyme shall file, prosecute and maintain the Gene Therapy Patents in a manner consistent with its general patent practices and policies as in effect from time

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to time. Avigen agrees to (i) promptly execute such documents (or require its current employees or consultants to execute such documents, and encourage its former employees or consultants to execute such documents, as applicable) and perform such acts as Genzyme may reasonably require to enable Genzyme’s filing, prosecution and maintenance of any and all Gene Therapy Patents and [*]. In response to any reasonable requests from Avigen, Genzyme shall keep Avigen reasonably informed of [*] related to the filing [*] prosecution and maintenance of the Gene Therapy Patents.

It is understood and agreed that with respect to any Gene Therapy Patents to which rights are derived through an Upstream License or Other Gene Therapy Agreement, Genzyme’s rights and obligations to file, prosecute and maintain such Gene Therapy Rights under this ARTICLE 5 are subject to any applicable terms and conditions of the relevant Upstream License or Other Gene Therapy Agreement.

(b)        Maintenance of Certain Patents. Genzyme may elect to [*] in a manner consistent with [*] as in effect from time to time [*] subject to [*] with respect to any Products [*] by such [*] to the full extent required under [*]

5.2	Infringement of Patent Rights.

(a)        Action Against Infringement. Genzyme shall promptly deliver Notice to Avigen of any alleged or threatened infringement of the Gene Therapy Patents of which it becomes aware. Genzyme shall have the right to prosecute any such infringement at its own and sole expense. If Genzyme recovers any damages, by way of settlement or otherwise, such recovery shall be used first to reimburse Genzyme for its litigation expenses (including internal and expenses of Avigen that are required to be reimbursed by Genzyme as described below). Any remaining amounts from such recovery shall (i) to the extent [*], (ii) to the extent [*] and (iii) the rest to be retained by Genzyme without any obligations to Avigen with respect thereto. In the event Genzyme brings an infringement action, Avigen shall cooperate fully in response to Genzyme’s reasonable requests for assistance but at Genzyme’s sole expense for all of Avigen’s reasonable invoiced out-of-pocket expenses (including both internal and external expenses), including, if required to bring such action, the furnishing of a power of attorney.

(b)        Indispensable Party. If Genzyme reasonably determines that Avigen (and/or its Affiliate) is an indispensable party to any action brought by Genzyme pursuant to this Section 5.2, Avigen hereby consents to be joined and agrees to use its reasonable efforts to cause its Affiliate, as the case may be, to consent to be joined. Avigen (or its Affiliate, as the case may be) shall bear its own costs if it elects to be represented by separate counsel, but Genzyme shall bear all other litigation costs, including without limitation all of Avigen’s reasonable invoiced out-of-pocket expenses, whether internal or external (other than such costs of Avigen’s separate counsel).

(c)        Reimbursement of Internal Avigen Costs. Internal costs of Avigen reimbursable pursuant to Section 5.2(a) or 5.2(b) are limited to the [*] Time spent by an Avigen employee shall not be eligible for reimbursement pursuant to Section 5.2(a) or 5.2(b) until Avigen has provided Genzyme with Notice of the annual salary of the Avigen employee (the “Annual Salary”). The amount Genzyme is required to reimburse Avigen with respect to the

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time spent by any Avigen employee with respect to such infringement action will be calculated by [*].

5.3	Third Party Intellectual Property.

(a)        Notice. If the development, manufacture, use, import, export, offer for sale or sale of any Product by or on behalf of Genzyme, any of its Affiliates and Licensees results in a claim for patent infringement or other violation of intellectual property rights of any Third Party (“Third-Party Infringement Claim”), Genzyme shall promptly Notify Avigen.

(b)        Action. Genzyme may, in its sole discretion, elect to defend or settle any such claim related to the Gene Therapy Patents or Gene Therapy Know-How, at its own expense, using counsel of its own choice. Genzyme shall keep Avigen reasonably informed of all material developments in connection with any such claim, suit or proceeding and Avigen shall reasonably cooperate in the defense of the suit at Genzyme’s sole expense. If Genzyme recovers any damages, by way of settlement or otherwise, in connection with any counterclaim made by it in any such Third Party infringement suit, such recovery shall be used first to reimburse Genzyme for its litigation expenses (including, without limitation, the costs and expenses incurred in pursuing any counterclaims in such suit). Any remaining amounts from such recovery shall be [*].

ARTICLE 6

REMEDIES, INDEMNIFICATION AND LIABILITY

6.1        Indemnification in Favor of Avigen. Genzyme shall indemnify, defend and hold harmless (collectively, “Indemnify”) each and every Avigen Indemnitee from and against any and all Damages incurred by it, her, him or them arising out of, resulting from or directly or indirectly relating to: (a) any fraud of Genzyme or (b) any demand, claim, lawsuit or other action brought by any Third Party (each an “Action”) made, brought or threatened against any of the Avigen Indemnitees arising out of or resulting from: (i)  any breach of, or inaccuracy in, any representation or warranty made by Genzyme in this Agreement, any Ancillary Agreement or in any document, schedule, instrument or certificate delivered pursuant to this Agreement; (ii) any breach or violation of any covenant or agreement of Genzyme in or pursuant to this Agreement (including without limitation this Section 6.1) or any Ancillary Agreement; (iii) any Assumed Liability; (iv) the research, development, testing, manufacture, use, sale, offer for sale, import, export, storage or distribution of Products by or on behalf of Genzyme, its Affiliates, the Licensees or the distributors or subcontractors of any of them (including without limitation patent infringement claims and products liability claims with respect to such activities) or (v) the matters referred to in [*] Clause (v) of the foregoing sentence includes (without limitation) [*].

6.2        Indemnification In Favor of Genzyme. Avigen hereby agrees to Indemnify each Genzyme Indemnitee from and against any and all Damages incurred by it, her, him or them arising out of, resulting from or directly or indirectly relating to: (a) any fraud of Avigen or (b) any Action made, brought or threatened against any of the Genzyme Indemnitees arising out of or resulting from: (i) any breach of, or inaccuracy in, any representation or warranty made by Avigen in this Agreement, any Ancillary Agreement or in any document, schedule, instrument or

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certificate delivered pursuant to this Agreement (to avoid any doubt other than the Lists delivered under Section 2.14 of this Agreement, which are required to be prepared in good faith but not to adhere to any higher standard); (ii) any breach or violation of any covenant or agreement of Avigen in or pursuant to this Agreement [*]; or (iv) following a reversion of rights to the Parkinson’s Product pursuant to Section 9.6 or a termination of this Agreement to which Section 9.4 applies, the research, development, testing, manufacture, use, sale, offer for sale, import, export, storage or distribution of Products occurring after the date of such reversion or termination by or on behalf of Avigen, its Affiliates, licensees or the distributors or subcontractors of any of them (including without limitation patent infringement claims and products liability claims with respect to such activities).

6.3        Limitations. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall either Party be required to Indemnify any Person as a result and to the extent the relevant Damages are caused by the negligence, recklessness, intentional misconduct or default of the other Party or its Affiliates, Licensees or distributors, excluding only as regards Assumed Liabilities described in numbered item 1 of Schedule 2.2.

6.4        Notice. Should any Action arise which could reasonably be expected to lead to a claim for Indemnification hereunder, the Party seeking indemnification (the “Indemnified Party”) shall promptly deliver Notice to the other Party (the “Indemnifying Party”) of the Action and the facts constituting the basis for such Action; provided that no delay in providing Notice shall relieve Indemnifying Party from any obligation under this ARTICLE 6, except to the extent that such delay actually and materially prejudices the Indemnifying Party.

6.5        Defense of Third Party Claims. The Indemnified Party and its Indemnitees shall, promptly after learning of or being put on notice of any Action giving rise to an indemnification obligation hereunder and to the extent requested in writing by the Indemnifying Party, tender defense of the Action to the Indemnifying Party; provided that the Indemnified Party shall not be required to tender defense of the Action unless (a) the Indemnifying Party gives written notice to the Indemnified Party within [*] days after the Indemnified Party has given notice of the Action that the Indemnifying Party will Indemnify the Indemnified Party against the entirety of any and all Damages the Indemnified Party may suffer associated with such Action to the extent required to be indemnified against under Sections 6.1 - 6.3, (b) the Indemnifying Party provides the Indemnified Party with [*], and (c) the Indemnifying Party agrees to conduct the defense of the Action actively and diligently. If the Indemnifying Party assumes the defense of any Action, it shall assume the defense thereof with counsel from a law firm that is nationally recognized or otherwise is mutually satisfactory to the Parties. The Indemnifying Party shall not settle or compromise any such Action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that no consent shall be required to be obtained if the Indemnified Party is fully released of all liability without admission of liability or wrongdoing, the settlement provides for money damages as the sole remedy and does not involve any finding or admission of any violation of law or the rights of any Person. The failure to deliver Notice to the Indemnifying Party within a reasonable time after the commencement of any such Action, if materially prejudicial to its ability to defend such Action, shall relieve such Indemnifying Party of any liability to the Indemnified Party under this ARTICLE 6 with respect to such Action, but the omission so to deliver Notice to the Indemnifying Party will not relieve it of any liability that

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it may have to any Indemnitee otherwise than under this ARTICLE 6. The Indemnified Party shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation of any Damages or Action covered by this indemnification.

If the Parties cannot agree as to the application of Sections 6.1 - 6.3 to any particular Action, then each is entitled to conduct its own defense of such Action at its own expense and reserves the right to claim indemnification hereunder upon resolution of the underlying action.

6.6        Insurance. Each Party shall procure and maintain insurance or self-insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated, at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold by or on behalf of such Party. It is understood that such insurance or self-insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 6. Each Party shall provide the other with written evidence of such insurance or self-insurance upon written request. Each Party shall provide the other Party with written notice at least [*] days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects such other Party’s rights. Each Party shall name the other Party as an additional insured on each policy that it is required to maintain under this Section.

6.7        Limitation of Liability. EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 6 FOR DAMAGES INCURRED IN AN ACTION BROUGHT BY ANY THIRD PARTY OR IN RESPECT OF A BREACH OF ARTICLE 7 (WHICH ARTICLE GENERALLY REGARDS CONFIDENTIALITY OBLIGATIONS), NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES AND (IN THE CASE OF GENZYME) LICENSEES SHALL BE LIABLE FOR PUNITIVE DAMAGES OR FOR INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE. The representations and warranties included in this Agreement shall survive the Effective Date, provided that each representation and warranty speaks only as of the Effective Date unless another date is specified therein, in which case the representation and warranty speaks as of such other date to the extent specified therein. Neither Party shall have any liability for a breach of or inaccuracy in a representation or warranty hereunder with respect to which the other Party has not made any claim for breach [*]. This [*] does not apply to claims based on (a) fraud; (b) [*]; or (c) [*]. Avigen’s aggregate liability [*] but only with respect to [*] of [*] and [*] shall be limited to [*] and [*] to [*] in [*] by [*] the [*] of [*] and shall not otherwise be payable by Avigen.

6.8        Right of Set-Off. Genzyme may at its sole option and election set off and apply the amount of any payment obligation owed by Avigen to Genzyme or any Genzyme Indemnitee pursuant to ARTICLE 6 (with no such payment obligation being deemed owed until such time as there is a settlement or final judgment in place) against any amounts payable to Avigen hereunder (including without limitation pursuant to ARTICLE 3) thereafter.

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6.9        Indemnification Not Exclusive Remedy. Genzyme and Avigen acknowledge and agree that indemnification pursuant to this ARTICLE 6 is not the exclusive remedy for breaches of this Agreement.

6.10      Damages From Breach of Section 8.1(h) Also Constructively or Actually Covered by Insurance Or Otherwise. Avigen shall not be liable for a breach of the representation and warranty set forth in Section 8.1(h) to the extent that (a) the Damages caused by such breach would have been covered by insurance policies maintained by Avigen immediately prior to the Effective Date (without regard to dollar limitations on the amount of coverage provided by such insurance policies – i.e. type, not amount, of liability is what determines whether the particular liability counts against the cap on damages contained in Section 6.7) or (b) Genzyme receives insurance proceeds from either the insurance policies described in Section 2.10 of this Agreement or insurance purchased by Genzyme to cover the risks arising out of the Ongoing Parkinson’s Trial or any Factor IX Product clinical trial under IND# 9398 or IND# 8033, or recovers damages from a counterparty to a Selected Other Gene Therapy Contract. Genzyme shall use its commercially reasonable efforts to seek the insurance proceeds or to recover the damages from such a counterparty, each as described in (b) above, to the full extent a claim for such proceeds or damages is reasonable.

ARTICLE 7

CONFIDENTIAL INFORMATION

7.1        Confidentiality and Non-Use Requirement. From the Effective Date through the [*] anniversary of the termination or expiration of this Agreement, each Party shall keep confidential, and shall cause its respective Affiliates and Licensees and their respective officers, directors, employees and agents to keep confidential, and not to use for any purpose other than to perform or exercise a right granted under this Agreement, the other Party’s Confidential Information, provided that the foregoing restrictions shall not apply to information that (i) is or hereafter becomes generally available to the public other than by reason of any default by such Party with respect to its confidentiality and non-use obligations under this Agreement, (ii) is hereafter disclosed to such Party by a Third Party who does not have a fiduciary duty to the other Party and is not and would not be, to the knowledge of such Party, in default of any confidentiality obligation to the other Party by virtue of disclosing such information to such Party, (iii) is hereafter developed by or on behalf of such Party without reliance on, use of or reference to the other Party’s Confidential Information by personnel not having had access thereto, or (iv) is provided by such Party under appropriate terms and conditions, including without limitation confidentiality and non-use provisions at least as stringent as those in this Agreement, to Third Parties solely for accounting, legal and similar purposes, or to the Parties’ permitted assigns under this Agreement. Each Party recognizes that any violation of this confidentiality provision may cause the other Party irreparable harm and agrees that the other Party may be entitled, in addition to any other right or remedy it may have, at law or in equity, to seek to obtain an injunction without the posting of any bond or other security, enjoining the disclosing Party, its Affiliates, and (in the case of Genzyme) its Licensees, and their respective officers, directors, employees and agents from any violation or potential violation of this Article. It is understood and agreed by the Parties that all Confidential Information that is included in or reflects the Gene Therapy Assets shall, effective as of the Effective Date, be deemed to be

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Genzyme’s Confidential Information, and Avigen and its Affiliates shall be subject to the confidentiality and non-use obligations under this ARTICLE 7 with respect thereto.

7.2        Permitted Disclosure of Confidential Information. Either Party shall be entitled to disclose the other Party’s Confidential Information to the extent required to comply with Legal Requirements; provided, however, that such first Party provides such other Party, if possible, advance written notice of the required disclosure (and, in any event promptly notifies the other of the required disclosure) so as to provide such other Party with a reasonable opportunity to attempt to obtain confidential treatment or a protective order for the Confidential Information required to be disclosed.

7.3        Publicity; Terms of Agreement. Except as required by Legal Requirements, neither Party or its Affiliates shall use the names of the other Party or such other Party’s Affiliates or Licensees in any publicity or advertising without the prior written approval of the other Party. Either Party may disclose the existence of this Agreement to any Third Party. The material terms of this Agreement, however, shall be deemed Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth below in this Section 7.3 and provided that the material terms of this Agreement may be disclosed in any proceeding to enforce this Agreement. Each Party has reviewed and consented to the text of the press release to be issued by the other Party announcing certain terms and the execution of this Agreement set forth in Exhibit G. Beyond such press release, if either Party desires to make a public announcement concerning the terms of this Agreement, such Party shall give reasonable prior advance notice (no less than [*]) of the proposed text of such announcement to the other Party for its prior review and approval, such approval not to be unreasonably withheld, conditioned or delayed. Genzyme agrees that Avigen shall have the right to make a press release upon the achievement of each milestone described in Schedule 3.2 regarding and disclosing the milestone that has been achieved and the associated payment, after review by Genzyme pursuant to the procedure set forth in the preceding sentence; provided, however, that Genzyme shall have the right to publicly disclose the milestone and the associated payment contemporaneously with any press release Avigen intends to issue. A Party shall not be required to seek the permission of the other Party to repeat any information as to the terms of this Agreement that have already been publicly disclosed by such Party in accordance with the foregoing or by such other Party. Either Party may disclose the terms of this Agreement to its Affiliates and to potential acquirers or investors or, in the case of Genzyme, potential Licensees who are bound in writing by obligations of non-disclosure and non-use with respect to the terms of this Agreement that are substantially similar to (but at least as stringent as) those contained in this ARTICLE 7. The Parties acknowledge that either or both of the Parties may be obligated to file a copy of this Agreement with the U.S. Securities and Exchange Commission (the “SEC”), and each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of the sensitive terms of this Agreement to the extent such confidential treatment is reasonably available to the filing Party under the circumstances then prevailing. If a Party must make such a filing, the filing Party will provide the non-filing Party with an advance copy of the Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and [*] Notwithstanding anything to the contrary herein, nothing in this Agreement shall be deemed to prohibit either Party from complying with its obligations under Legal Requirements in a timely manner.

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.4        Cooperation Regarding [*] Confidentiality Obligations. If [*] believes that [*] under a written agreement [*] assigned to Genzyme under this Agreement [*] then [*] shall notify [*] in writing. [*] shall reasonably cooperate with [*] to provide [*] and reasonable assistance as regards information necessary [*].

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1        Avigen’s Representations and Warranties. Avigen hereby represents and warrants the following to Genzyme:

(a)        Due Organization. Avigen (i) is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, with its principal place of business as indicated in the first paragraph of this Agreement; (ii) is duly qualified as a corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, or where the failure to be so qualified would have a material adverse effect on the ability of Avigen to perform its obligations hereunder; (iii) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter currently contemplated to be conducted; (iv) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for such ownership and operation; and (v) is in compliance with its certificate of incorporation and by-laws.

(b)        Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Avigen and all instruments and documents to be delivered by Avigen hereunder and thereunder: (i) are within the corporate power of Avigen; (ii) have been duly authorized by Avigen by all necessary or proper corporate action; (iii) are not in contravention of any provision of the certificate of incorporation or by-laws of Avigen; (iv) will not violate any law or regulation or any order or decree of any court of governmental instrumentality; (v) except as set forth in Schedule 8, will not violate any terms of, cause a default under, or require any consent or notice under any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Avigen is a party or by which Avigen or any of its property is bound; and (vi) do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority or any other Person, which has not been made or obtained previously other than filings with the U.S. Patent and Trademark Office with respect to the assignment of Gene Therapy Listed Patents and the Avigen Trademark and with the FDA or equivalent Regulatory Agency in a country or group of countries other than the United States with respect to the assignment of the Current Regulatory Filings.

(c)        Legal, Valid and Binding Obligation. This Agreement and each Ancillary Agreement have been duly executed and delivered by Avigen and each constitutes a legal, valid and binding obligation of Avigen, enforceable against Avigen in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other laws affecting creditors’ rights generally or by the availability of equitable remedies.

(d)	Proprietary Rights.

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i)         Title. Schedule 1.38 (Gene Therapy Listed Patents) contains a true, complete and accurate list of all Patent Rights that are owned by Avigen as of the Effective Date that [*] but excluding Patent Rights listed on or referred to in or claiming an invention listed on or referred to in Schedule 2.3 (Excluded Assets). Except as set forth in the Schedule of Gene Therapy Listed Patents as not being solely owned by Avigen (for example, the jointly owned Patent Rights listed there indicated to have an additional owner beyond Avigen), as of the Effective Date, Avigen is the sole owner of, and has good title to, all the Gene Therapy Listed Patents and the Gene Therapy Listed Know-How, free and clear of any lien, license or other encumbrance of like nature that is not provided in any Other Gene Therapy Contract or Upstream License. Except as otherwise provided in any Upstream License or Other Gene Therapy Contract, Avigen has as of the Effective Date the right to develop, manufacture and commercialize the subject matter of the Gene Therapy Patents and the Gene Therapy Listed Know-How free from any currently (as of the Effective Date)-committed-to royalty or other payment obligations to Third Parties; provided, however, that this means only that no royalties and other payments other than those set forth in any Upstream Agreement or Other Gene Therapy Agreement are due in relation to the Gene Therapy Patents or Gene Therapy Listed Know-How on the practice of such subject matter pursuant to a contract in effect as of the Effective Date, and is explicitly not intended to provide any representation or warranty with regard to any other Third-Party Patent Rights that may be required to practice such subject matter free from claims of infringement.

(ii)        Proprietary Information of Third Parties. No Third Party has claimed in a written notice to Avigen that any person currently or formerly employed by or contractually affiliated with Avigen has, in any way related to the Gene Therapy Patents or Gene Therapy Know-How, (a) violated or may be violating any of the terms or conditions of such person’s employment, non-competition or non-disclosure agreement with such Third Party or (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such Third Party, in the case of each of (a) and (b), within the scope of services performed by such person for Avigen; except as disclosed in Schedule 8.

(iii)       Gene Therapy Patents; Gene Therapy Know-Know. As of the Effective Date and to the best knowledge of Avigen, [*]. As of the Effective Date and except as previously disclosed to Genzyme, Avigen has provided to Genzyme all formal written opinions of outside counsel which address the possible or alleged infringement by Avigen, its Affiliates or any of their respective employees or consultants of any patents or other intellectual property rights of others in connection with the Products, the Gene Therapy Patents and Gene Therapy Know-How. As of the Effective Date and except as previously disclosed to Genzyme or has been cited by a patent office in the course of the prosecution of the Gene Therapy Patents, Avigen [*]. No interference or opposition proceeding was, as of the Effective Date, pending or threatened in writing with regard to any of the Gene Therapy Patents. Except as contemplated by this Agreement, Avigen has not granted any person or entity any right to use the Gene Therapy Patents or Gene Therapy Know-How except as set forth in any Other Gene Therapy Agreement or Upstream License.

(iv)       Filings. Except as disclosed in Schedule 8: all of the Gene Therapy Listed Patents have been [*], and to Avigen’s knowledge, all of the Gene Therapy Other Contract Patents and all of the Gene Therapy Upstream License Patents have been [*] provided,

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

however, that Avigen makes no representation or warranty as to [*] All of the Gene Therapy Listed Patents have been [*] and, to Avigen’s knowledge, [*] have been [*], and, to Avigen’s knowledge, in each such other jurisdiction, and, to the knowledge of Avigen, are in good standing; provided, however, that Avigen makes no representation or warranty as to the [*] [*] prepared as of any day (or combination of days, it being understood and agreed that different outside counsel are responsible for different portions of the Gene Therapy Patent portfolio) during the week of December 12, 2005 of all maintenance fees and office action responses with respect to any Gene Therapy Patents that are owned by Avigen or with respect to which Avigen has prosecution rights which office action responses are falling due within ninety (90) days after the date the applicable list was prepared, have been provided to Genzyme by Avigen.

(v)        Disclosures. Avigen has and prior to the Effective Date has had processes in place intended to produce the result that Avigen has disclosed or made available confidential information and trade secrets within the Gene Therapy Listed Know-How only to (i) employees of Avigen who had executed a written employee nondisclosure agreement with Avigen and who, to Avigen’s knowledge, have exercised a similar degree of care to preserve the confidentiality of such information and trade secrets as they have to preserve the confidentiality of other confidential information and trade secrets of Avigen and (ii) consultants or other Third Parties (including without limitation Genzyme) who have executed written confidentiality agreements governing their use of such confidential information and trade secrets.

(e)        Work-For-Hire. To Avigen’s knowledge, all of the research and development work performed that generated any of the Gene Therapy Listed Patents and Gene Therapy Listed Know-How prior to the Effective Date was performed under an obligation to assign to Avigen or one of its Affiliates, other than such research and development work as was not performed by an employee or consultant of Avigen where Avigen acquired the particular Patent Rights or Know-How subsequently to the relevant patentable invention being invented or Know-How being developed.

(f)         No Claims or Suits Regarding Avigen Gene Therapy Technology. There are no judicial, arbitral, regulatory or administrative proceedings or actions or suits relating to the Gene Therapy Patents or Gene Therapy Know-How pending against Avigen in any court or by or before any governmental body or agency, other than proceedings before the USPTO and patent offices in other jurisdictions. [*] judicial, arbitral, regulatory or administrative proceedings or actions or suits relating to the Gene Therapy Patents or Gene Therapy Know-How that have been threatened in writing against Avigen [*] other than proceedings before the USPTO and patent offices in other jurisdictions.

(g)        Disclosure of Data and Reports. Prior to the Effective Date, Avigen has made available to Genzyme true and correct copies of all of the following information in its possession or control to the extent related to the development of the Current Parkinson’s Product and the Current Factor IX Product as conducted to date:

(1)	adverse event reports;
(2)	clinical study reports and material study data; and

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(3)	FDA inspection reports, notices of adverse findings, warning letters, regulatory approval filings and letters and other correspondence with the FDA and other Regulatory Authorities.

(h)        Compliance with Legal Requirements. All of the studies, tests and pre-clinical and clinical trials of the Current Parkinson’s Product and Current Factor IX Product conducted prior to, or being conducted as of, the Effective Date by Avigen, or to Avigen’s knowledge, by Third Parties, have been, and, in the case of the Current Parkinson’s Trial, are, [*].

(i)         No Government Rights. Except as disclosed in Schedule 8, neither Avigen nor any of its Affiliates is or has been a party to any agreement with the U.S. federal government, any foreign government or an agency thereof pursuant to which the U.S. federal government, any foreign government or such agency provided funding for the development of the Current Parkinson’s Product, the Current Factor IX Product, the Gene Therapy Patents or Gene Therapy Know-How that would give the U.S. federal government, any foreign government or any agency thereof any rights therein; provided, however, that Genzyme acknowledges that this applies only to agreements to which Avigen or its Affiliate is a party and does not extend to agreements and obligations of the Upstream Licensors, and some or all of the Upstream Licenses may be subject to Bayh-Dole, march-in, and other government rights.

(j)         Upstream Licenses and Other Gene Therapy Contracts. Schedules 1.60 (Other Gene Therapy Contracts) and 1.79 (Upstream Licenses) contain true, complete and accurate lists of all written in-licenses and other agreements -- other than any referred to in Schedule 2.3 (Excluded Assets) -- (i) to which Avigen is a party as of the Effective Date that remain in effect as of the Effective Date and (ii) that regard any Product and/or its manufacture or pharmaceutical utility, or (iii) that regard the Gene Therapy Patents, Gene Therapy Know-How (other than the Avigen Related Know-How), Current Parkinson’s Product or Current Factor IX Product. Neither Avigen nor any of its Affiliates is a party to any other agreements with Third Parties specific or relevant to AAV or for Gene Therapy other than agreements that are referred to in Schedule 2.3 (Excluded Assets). Each Upstream License and each of the Selected Other Gene Therapy Contracts identified as “Represented Contracts” on Schedule 1.75, is legal, binding, valid, enforceable and in full force and effect as of the Effective Date, Avigen has not received notice of any breach or default by Avigen under any Upstream License or any of the Selected Other Gene Therapy Contracts identified as “Represented Contracts” on Schedule 1.75, in accordance with the notice provisions of such contract, there are no material defaults thereunder by Avigen or any of its Affiliates thereunder (excluding breaches of diligence and reporting obligations), and true and correct copies of each such agreement, and any amendments thereto, have been or will be furnished or made available to Genzyme on a timetable consistent with the remainder of this Agreement.

(k)        Good Title. Avigen has sole, exclusive, and good title to all of the tangible Gene Therapy Assets described in Section 2.1(f), (g) and (h). None of such Gene Therapy Assets is subject to any encumbrance, lien or other restriction other than as set forth in any Upstream License or Other Gene Therapy Contract.

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(l)         No Broker Fees. Avigen has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Genzyme could become liable or obligated.

(m)       Inventory of Products. Avigen has, with respect to the inventory of the Current Parkinson’s Product and the Current Factor IX Product, each as described in Schedule 2.1(f) and in some cases more particularly on Schedule 2.1(m) and included in the Gene Therapy Assets, and except to the extent that non-compliance does not lead to material Damages, complied with all internal standard operating procedures and representations made to the FDA in connection with the production and maintenance of clinical trial material for IND #11366 (for the Current Parkinson’s Product) or IND # 9398 or 8033 (for the Current Factor IX Product), including without limitation those relating to storage conditions, stability assays, sterility and other measures intended to maintain the integrity of such inventory.

(n)        Solvency. Avigen is not now insolvent, and will not be rendered insolvent, by any of the transactions contemplated by this Agreement. As used on this section, “insolvent” means that the sum of the debts and other probable liabilities of Avigen exceeds the present fair saleable value of Avigen’s assets. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Avigen will be able to pay its liabilities as they become due in the ordinary course of business and (ii) Avigen will not have unreasonably small capital with which to conduct its present or proposed business.

(o)        No Material Omissions. The information contained in Schedule 1.19 (Current Regulatory Filings), and the information contained in Schedule 1.38 (Gene Therapy Listed Patents) is true and accurate, and the information contained in Schedule 2.1(f) (Inventory) and ARTICLE 8 (Seller Disclosure Schedule) hereto is true, accurate and complete except as noted therein and provided that it is understood and agreed that while Schedule 1.38 indicates which Patent Rights are owned solely by Avigen and which are co-owned by Avigen and another Person, the Schedule does not indicate and does not purport to indicate the identity of the other co-owner. Avigen has not knowingly omitted to furnish Genzyme with any non-public information concerning (i) the Gene Therapy Patents and Gene Therapy Know-How (other than Avigen Related Know-How, with respect to which Avigen has no disclosure obligation not explicitly provided in ARTICLE 2 of this Agreement), (ii) the Current Parkinson’s Product or Current Factor IX Product or (iii) [*] set forth herein and therein.

8.2        Genzyme’s Representations and Warranties. Genzyme hereby represents and warrants the following to Avigen:

(a)        Due Organization. Genzyme (i) is a corporation duly organized, validly existing, and in good standing under the laws of The Commonwealth of Massachusetts, with a place of business as indicated in the first paragraph of this Agreement; (ii) is duly qualified as a corporation and in good standing under the laws of each jurisdiction where ownership or lease of property or the conduct of its business requires such qualification, or where the failure to be so qualified would have a material adverse effect on the ability of Genzyme to perform its obligations hereunder; (iii) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter currently contemplated to be conducted; (iv) has all necessary licenses, permits, consents, or approvals from or by, and has made all

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

necessary notices to, all governmental authorities having jurisdiction, to the extent required for such ownership and operation; and (v) is in compliance with its Restated Articles of Organization and by-laws.

(b)        Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Genzyme and all instruments and documents to be delivered by Genzyme hereunder or thereunder: (i) are within the corporate power of Genzyme; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the Restated Articles of Organization or by-laws of Genzyme; (iv) will not violate any law or regulation or any order or decree of any court of governmental instrumentality; (v) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Genzyme is a party or by which Genzyme or any of its property is bound, which violation would have an adverse effect on the ability of Genzyme to perform its obligations hereunder; and (vi) do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority or any other Person, which has not been made or obtained previously other than other than filings with the U.S. Patent and Trademark Office with respect to the assignment of Gene Therapy Listed Patents and the Avigen Trademark and with the FDA or equivalent Regulatory Agency in a country or group of countries other than the United States with respect to the assignment of the Current Regulatory Filings.

(c)        Legal, Valid and Binding Obligation. This Agreement and each Ancillary Agreement has been duly executed and delivered by Genzyme and constitutes a legal, valid and binding obligation of Genzyme, enforceable against Genzyme in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other laws affecting creditors’ rights generally or by the availability of equitable remedies.

(d)        Value of US Assets Acquired. Genzyme, by a duly authorized officer designated by its Board of Directors has, on a date no earlier than fifty-nine (59) days prior to the Effective Date, determined in good faith and in accordance with 16 C.F.R. Section 801.10(b), that the fair market value of the US patents assigned under this Agreement and other exclusive US rights provided by Avigen pursuant to this Agreement is not greater than fifty-three million one hundred thousand dollars ($53,100,000.00). This representation and warranty is made solely for the purpose of determining the applicability to the transactions contemplated by this Agreement of the HSR Act.

8.3        Compliance with Law. Both Parties and their respective Affiliates and Licensees will materially comply with Legal Requirements applicable to their respective activities in connection with this Agreement.

8.4        Disclaimer of Warranties. EXCEPT AS EXPLICITLY PROVIDED IN THIS ARTICLE 8, NEITHER PARTY MAKES ANY WARRANTIES OF ANY KIND, INCLUDING EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NONINFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, CUSTOM, TRADE, QUIET ENJOYMENT, INFORMATIONAL CONTENT, OR SYSTEM INTEGRATION.

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.5	Updates to IP Definitions and Lists.

(a)        Any Patent Rights that meet the definition of Gene Therapy Listed Patents but are not listed in Schedule 1.38 (i.e., those Patent Rights referred to in [*] are assigned to Genzyme in accordance with this Agreement because they are by definition included among the Gene Therapy Listed Patents. If any Prong B Owned Patent comes to light, Avigen will provide written confirmation to Genzyme of such assignment within two (2) weeks after either Party Notifies the other of such Prong B Owned Patent. To the extent that any Prong B Owned Patent is effectively assigned to Genzyme, then Avigen shall not be deemed to have breached the representation and warranty of Section 8.1(d)(i) by the omission of such Prong B Owned Patent from Schedule 1.38 (Gene Therapy Listed Patents) and no remedy shall be available to Genzyme for such omission, other than receiving confirmation from Avigen that such Prong B Owned Patent has been effectively assigned to Genzyme as one of the Gene Therapy Listed Patents.

(b)        Each contract that is not listed in Schedule 1.60 (Other Gene Therapy Contracts) or Schedule 1.79 (Upstream Licenses) but is a contract that satisfies all of the following: (i) it is not referred to in Schedule 2.3 (Excluded Assets), (ii) Avigen was a party to it as of the Effective Date and it remained in effect as of the Effective Date, and (iii) [*] is an “Omitted Contract.” If any Omitted Contract comes to either Party’s attention, it shall promptly Notify the other Party. Within five (5) Business Days after such Notice between the Parties, Avigen shall provide Genzyme with a true and correct copy of such Omitted Contract. Genzyme shall have the right, within thirty (30) days after receiving such copy from Avigen by Notice to Avigen within such time period, to include such Omitted Contract among the Selected Other Gene Therapy Contracts assigned to Genzyme (and Assumed Liabilities in relation to which are assumed by Genzyme), subject to the next sentence. If such Omitted Contract requires consent of Avigen’s Third-Party counterparty for the assignment, then Section 2.7 shall apply to such Omitted Contract. If Genzyme declines to make a given Omitted Contract a Selected Other Gene Therapy Contract, or Avigen successfully assigns a given Omitted Contract to Genzyme or complies with Section 2.7 with respect to any required consent to assign such Omitted Contract to Genzyme, then Avigen shall not be deemed to have breached the representations and warranties of the first two (2) sentences of Section 8.1(j) by the omission of such Omitted Contract from Schedules 1.60 (Other Gene Therapy Contracts) and 1.79 (Upstream Licenses), and no remedy shall be available to Genzyme for such omission, other than the remedy set forth in this Section 8.5(b). To avoid any doubt, to the extent any Omitted Contract becomes a Selected Other Gene Therapy Contract under this Section 8.5(b), all Patent Rights to which Avigen derived rights under such Omitted Contract shall be included among the Gene Therapy Other Contract Patents.

ARTICLE 9

TERM AND TERMINATION

9.1        Term. The term of this Agreement (“Term”) shall commence on the Effective Date and shall continue unless and until the latest to occur of [*] or, if earlier, the effective date of termination if this Agreement is terminated in its entirety as set forth in this ARTICLE 9. The following Sections and Articles shall survive all expirations and terminations of this Agreement:

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 1 (to the extent utilized by other surviving sections), ARTICLE 2 (to the extent not already fully performed), ARTICLE 6 (except obligations thereunder which have expired by their terms), ARTICLE 9 (to the extent applicable depending upon the nature of the termination), ARTICLE 10 and ARTICLE 11 and Sections 7.1 - 7.3, 8.1 and 8.2. The Parties’ accrued rights and obligations -- having accrued prior to the effective date of expiration or termination -- shall survive expiration and any earlier termination of this Agreement. In addition to those Sections and Articles that survive any termination, the following Sections and Article shall survive any termination of this Agreement following which Section 9.4 (Additional Effect of Termination in cases Where Genzyme has [*] applies: ARTICLE 3 (to the extent indicated in Section 9.4(d)), ARTICLE 5 (as modified by Section 9.4(e) and 9.4(f)) and Section 7.4

9.2	Early Termination.

(a)        By Avigen for Genzyme’s Breach or Default. This Agreement may be terminated after the Effective Date by Avigen in its entirety:

(i)         for Genzyme’s breach of any of its material obligations [*] remaining uncured [*] days after Notice from Avigen specifying the breach; provided that the cure period shall be extended to [*] days if Genzyme has engaged in good faith efforts to remedy such default within such [*]-day period and indicated in writing to Avigen prior to the expiration of such [*]-day period that it believes that it will be able to remedy the default within such [*]-day period (which belief must be objectively reasonable), but such extension shall apply only so long as Genzyme is engaging in good faith, commercially reasonable efforts to remedy such default; provided, further, that if the question of whether Genzyme actually breached the material obligation identified in such Notice from Avigen is the subject of a dispute initiated in good faith by a Party that is undergoing the dispute resolution procedures set forth in ARTICLE 10, the [*]-day or [*]-day cure period (as applicable) pursuant to this Section 9.2(a)(i) shall be suspended and shall not start to run again unless and until such time as such dispute has been finally resolved in accordance with ARTICLE 10 hereof and it is finally determined that Genzyme breached a material obligation, or

(ii)        if Genzyme fails to make any payment under ARTICLE 3 within [*] days after such payment becomes due and payable and such failure is not remedied within [*] days after receipt of Notice from Avigen specifying such failure; provided, however, that if such payment is the subject of a dispute initiated in good faith by a Party that is undergoing the dispute resolution procedures set forth in ARTICLE 10, Avigen shall not deliver Notice pursuant to this Section 9.2(a)(ii) until such dispute has been finally resolved in accordance with ARTICLE 10 hereof.

(b)        By Genzyme at Will. After the Effective Date, Genzyme shall have the right to terminate this Agreement in its entirety with or without cause on a voluntary basis on no less than [*] prior written notice to Avigen.

9.3	Effect of Termination In All Cases.

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)        Effective Date. Any termination of this Agreement by Avigen under Section 9.2(a) shall be effective upon delivery of valid Notice of termination to Genzyme (to be given on or after the expiration of the applicable cure period). Any termination of this Agreement under Section 9.2(b) shall be effective on expiration of the notice period specified in such Section.

(b)        No Release; Sale of Existing Inventory. Termination of this Agreement for any reason shall not be construed to release any Party of any obligation matured prior to the effective date of such termination. Genzyme and each of its Affiliates may, for [*] after the effective date of such termination, sell all Products (including without limitation work-in-progress) that it has on hand at such effective date and shall be liable for payment of any royalties due under Section 3.3.

(c)        Assumed Liabilities. Avigen shall assume all of the duties, obligations and liabilities of Genzyme arising after the effective date of such termination under all Upstream Licenses and Selected Other Gene Therapy Contracts that are assumed by Avigen pursuant to Section 9.4(a)(i) or Section 9.5(a)(i), as applicable.

9.4        Additional Effects of Termination in Cases Where Genzyme [*] If Avigen terminates this Agreement under Section 9.2(a)(i) (explicitly not 9.2(a)(ii), which regards non-payment breaches), and Genzyme has [*] (provided that if the termination is in dispute, [*] until thirty (30) days after the settlement of such dispute or a final, nonappealable judgment with respect to such termination), such termination shall have the following effects (in addition to the effects stated in Sections 9.1 and 9.3):

(a)	Assignment of Intellectual Property; Assumed Liabilities.

(i)         General. Genzyme shall assign to Avigen (A) all right, title and interest in the Gene Therapy Listed Patents (excluding any continuations-in-part thereof), the Gene Therapy Listed Know-How and the Avigen Trademark and (B) the Upstream Licenses and Selected Other Gene Therapy Contracts to the extent (1) permissible under the relevant contract without Third Party consent, (2) the Upstream License or Selected Other Gene Therapy Contract does not exclusively relate to Genzyme Retained Products and (3) Avigen does not reject such assignment by Notice to Genzyme within [*] days after the effective date of termination. With respect to each Upstream License and Selected Other Gene Therapy Contract which requires a consent for the assignment to Avigen, Genzyme shall use commercially reasonable efforts to seek such consent [*] and upon obtaining any such consent, Genzyme shall immediately assign such Upstream License or Selected Other Gene Therapy Contract to Avigen. If such consent is not obtained despite the application of such efforts, the Parties shall reasonably cooperate to effect the grant of a sublicense or other arrangement permitted by the contract to enable Avigen to practice the intellectual property covered by such contract [*]

(ii)	[*]. If the [*] is not [*] then [*]

(b)        License to Genzyme. Avigen shall, subject to the terms and conditions of any Upstream License or Selected Other Gene Therapy Contract (including without limitation payment by Genzyme of any milestones and royalties due the counterparties to such contracts

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

based on Genzyme’s activities in exercise of the following license), grant Genzyme (a) an exclusive, worldwide, perpetual license (or sublicense, as applicable) under the Gene Therapy Patents, Gene Therapy Know How and Avigen-Related Know How to research, develop, make, have made, use sell, offer for sale and import the Genzyme Retained Products (subject to Genzyme’s obligations under Section 9.4(d) below), and such license (or sublicense, as applicable) shall be sublicenseable through one (1) or more layers of sublicensees without Avigen’s consent.

(c)        Return of Items Transferred. To the extent requested in writing by Avigen at the time of termination, Genzyme shall return to Avigen all documents, files, and other tangible items Avigen has transferred to Genzyme under ARTICLE 2 to the extent [*] and to the extent such items are (i) necessary to research, develop, commercialize, manufacture or sell any Product and not necessary to research, develop, commercialize, manufacture or sell a Genzyme Retained Product or (ii) useful in connection with the research, development, commercialization, manufacture or sale of any Product other than a Genzyme Retained Product, [*] and if such a tangible item is necessary to research, develop, commercialize, manufacture or sell any Product that is not a Genzyme Retained Product, then the Parties shall reasonably cooperate to ensure that each Party has sufficient quantities to exercise its rights regarding Products and Genzyme Retained Products, as applicable, in light of the amount of such tangible item available.

(d)        Milestones and Royalties. In consideration for the license granted in Section 9.4(b), Genzyme’s obligations under ARTICLE 3 (and the related definitions under ARTICLE 1) shall remain in effect following termination of the Agreement, but only with respect to Genzyme Retained Products.

(e)        Prosecution of Intellectual Property. Section 5.1(a) of this Agreement shall remain in effect following termination of the Agreement, but Genzyme will have all of Avigen’s rights and obligations thereunder, and Avigen will have all of Genzyme’s rights and obligations thereunder, except that (i) if Avigen fails to discharge its responsibilities thereunder, Genzyme may, at Genzyme’s expense, prosecute and maintain any of the Gene Therapy Patents with respect to which Avigen has failed to discharge its responsibilities (this step-in right being Genzyme’s only available remedy for such failure) and (ii) upon Notice to Genzyme, Avigen may allow Genzyme to prosecute and maintain at Genzyme’s expense any of the Gene Therapy Patents, in which case Avigen will have no obligation to prosecute and maintain such Gene Therapy Patents.

(f)         Action against Infringement. Each of Genzyme and Avigen shall promptly deliver Notice to the other of any alleged or threatened infringement of the Gene Therapy Patents of which it becomes aware within the scope of the other Party’s permitted activities under the Gene Therapy Patents. If alleged or threatened infringement of a Gene Therapy Patent is [*] to a Genzyme Retained Product, then Genzyme shall have the right to prosecute any such infringement at its own and sole expense. [*] If alleged or threatened infringement of a Gene Therapy Patent is not primarily competitive to a Genzyme Retained Product, then Avigen shall have the right to prosecute any such infringement at its own and sole expense retaining all recoveries. If Avigen fails to prosecute diligently infringement of a Gene Therapy Patent that is competitive to a Genzyme Retained Product [*] Genzyme shall have the right to prosecute such infringement at its own and sole expense, and if Genzyme fails to

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prosecute diligently infringement of a Gene Therapy Patent that is primarily competitive to a Genzyme Retained Product, Avigen shall have the right to prosecute such infringement at its own and sole expense. In either case, the Party not entitled to prosecute the infringement shall cooperate fully with the prosecuting Party, at the prosecuting Party’s sole expense.

(g)        LSD Non-Compete. Until [*], neither Avigen nor any of its Affiliates shall directly by the actions of any of them or indirectly by acting with or through a Third Party (including, without limitation, by granting a Third Party a license under intellectual property rights or transferring intellectual property rights to a Third Party), conduct research or development activities regarding, or engage in, the manufacture, marketing, sale or distribution of any Lysosomal Storage Disorder Product.

9.5        Effect of Termination Where Genzyme Has No Genzyme Retained Product Rights. If (x) Avigen terminates this Agreement under Section 9.2(a)(ii), (y) Avigen terminates this Agreement under Section 9.2(a)(i) and Genzyme has not [*] (provided that if the termination is in dispute, [*] until thirty (30) days after the settlement of such dispute or a final, nonappealable judgment with respect to such termination); or (z) Genzyme terminates this Agreement under Section 9.2(b), then such termination shall have the following effects (in addition to the effects stated in Sections 9.1 and 9.3):

(a)        Assignment of Intellectual Property; Continuation of Third Party Licenses.

(i)         General. Genzyme shall assign to Avigen (i) all right, title and interest in the Gene Therapy Listed Patents (excluding any continuations-in-part), Gene Therapy Listed Know-How and the Avigen Trademark and (ii)  the Upstream Licenses and Selected Other Gene Therapy Contracts to the extent (1) Avigen does not reject assignment within 30 days after the effective date of termination and (2) permissible under the relevant contract without Third Party consent. With respect to each Upstream License and Selected Other Gene Therapy Contract which requires a consent for the assignment to Avigen, Genzyme shall use commercially reasonable efforts to seek such consent [*] and upon obtaining any such consent, Genzyme shall immediately assign such Upstream License or Selected Other Gene Therapy Contract to Avigen. If such consent is not obtained despite the application of such efforts, the Parties shall reasonably cooperate to effect the grant of a sublicense or other arrangement permitted by the contract to enable Avigen to practice the intellectual property covered by such contract [*].

(ii)        Parkinson’s Product. Genzyme shall, subject to the terms and conditions of any license agreement or other contract (including any royalty obligations contained therein) (to avoid any doubt, we refer here to license agreements and other contracts that are not Upstream Licenses and Other Gene Therapy Contracts), grant Avigen a non-exclusive, worldwide, royalty-free (except to the extent any royalties are required by such license agreement or other contract), perpetual license (or sublicense, as applicable), with the right to sublicense through one (1) or more tiers of sublicensees without Genzyme’s consent, under (i) all Patent Rights owned by or licensed to Genzyme that Cover the Parkinson’s Product [*] and (ii) all Know-How owned by or licensed to Genzyme that is necessary or useful to practice the Parkinson’s Product [*] to research, develop, make, have made, use sell, offer for sale and import

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Parkinson’s Product [*] If the terms of any license agreement or other contract (other, in each case than a Licensing Transaction; Licensing Transactions covering the Parkinson’s Product shall not impose any restriction, royalty or other payment obligation with respect to the Parkinson’s Product on reversion in accordance with this Agreement) do not permit Genzyme to license Patent Rights or Know-How that would be licensed pursuant to this Section 9.5(a)(ii) if the terms of such license agreement or other contract permitted such license, then Genzyme shall use its reasonable commercial efforts to obtain a consent to such license or waiver of such restriction. If such consent is not obtained despite the application of such efforts, the Parties shall reasonably cooperate to effect the grant of a sublicense or other arrangement permitted by the contract to enable Avigen to practice the intellectual property covered by such [*].

(iii)       Know-How is Confidential Information. All Know-How assigned to Avigen under this Section shall thereafter be deemed Avigen Confidential Information, not Genzyme’s Confidential Information, protected under Article 7.

(b)	Post-Marketing Commitments; Continuation of Supply to Patients.

(i)         General. Genzyme is entitled to retain its Regulatory Filings and Regulatory Approvals [*] Subject to Section 9.5(b)(ii), Genzyme shall fulfill any and all post-marketing commitments with respect to the Products, if any, and (b) any and all obligations under applicable Legal Requirements with respect to such Products, and shall continue to supply such Products to patients who are receiving treatment with such Products under the retained Regulatory Filings and Regulatory Approvals at the time of termination, if any. Avigen shall grant a non-exclusive, worldwide, royalty-free, perpetual license (or sublicense, as applicable), with the right to sublicense through one (1) or more tiers of sublicensees without Avigen’s consent, under all intellectual property transferred to Avigen pursuant to Section 9.5(a)(i) to the extent required for Genzyme to satisfy its obligations under this Section 9.5(b)(i) and permitted by the applicable agreements (and the Parties shall reasonably cooperate to achieve a similar result in a manner permitted by the applicable agreements (such as through a service provider relationship) if an outright license is not permitted).

(ii)        Parkinson’s. With respect to all Regulatory Filings and Regulatory Approvals with respect to Parkinson’s Products at the time of termination, if requested in writing by Avigen, Genzyme shall promptly transfer these to Avigen (or Avigen’s designee) together with all related files and correspondence at the time of termination, and a sample of each plasmid and other biological material used to produce Parkinson’s Product listed in Schedule 2.13 or developed by Genzyme and used to manufacture Parkinson’s Products during the term of this Agreement. If Avigen takes assignment of these Regulatory Filings and Regulatory Approvals, then Avigen shall be responsible for any obligations under applicable Legal Requirements to continue to supply Products to patients (if any) who had prior to termination received treatment under the transferred Regulatory Filings and Regulatory Approval.

(c)	Supply of Products.

(i)         General. If requested by Avigen in writing within thirty days after the effective date of termination, Genzyme and Avigen shall [*] a supply agreement for

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Genzyme to Product(s) that are not Parkinson’s Products that Avigen may develop, such supply agreement to contain customary and commercially reasonable terms and conditions [*] on the supply of such non-Parkinson’s Product(s).

(ii)        Parkinson’s Products. Genzyme shall manufacture on Avigen’s behalf and supply to Avigen -- at a cost equal to [*] -- any Parkinson’s Product(s) that are under development or on the market at the time of termination to Avigen (with supplied quantities to conform to the standards of the Regulatory Filings and Regulatory Filings transferred under subsection (b)) until the earlier of (i) up to [*] from the effective date of such termination (or such longer period as the Parties may mutually agree) and (ii) [*] after Avigen has the ability to (x) legally use in any ongoing or open (as of termination) clinical trials, or (y) fulfill obligations to patients treated during the term of this Agreement, quantities of such Parkinson’s Product manufactured by or on behalf of Avigen. Genzyme and Avigen shall negotiate in good faith to execute and deliver an agreement containing other customary and commercially reasonable terms and conditions with respect to such transitional manufacturing arrangement, but the execution and delivery of such agreement shall not be a precondition to Genzyme’s obligation to manufacture and supply Parkinson(s) Products pursuant to this Section 9.5(c)(ii). If desired by Avigen and Genzyme at the time of termination, Genzyme and Avigen may negotiate, execute and deliver a long-term supply agreement containing such terms (including price) as are negotiated at such time, however such a further written agreement is not required for Avigen to obtain the supply provided for in this subsection (c)(ii).

(d)        Transition Assistance. Genzyme will provide Avigen with reasonable transition assistance for [*] after the effective date of such termination [*] that shall be mutually agreed upon by the Parties before Genzyme shall be obliged to commence any such assistance; provided, however, that in no event shall Genzyme be required to provide a greater number of hours of assistance than Avigen is required to provide to Genzyme under Section 2.5 (unless otherwise mutually agreed upon by the Parties), [*].

(e)        Return of Items Transferred. To the extent requested in writing by Avigen within thirty (30) days after termination, Genzyme shall return to Avigen all documents, files, and other tangible items Avigen has transferred to Genzyme under ARTICLE 2 to the extent (i) any such items that are biological materials [*], or (ii) any such items that are not biological materials [*] Avigen transfers to Genzyme under this Agreement.

9.6	Reversion of Rights to the Parkinson’s Product.

(a)        At any time after the FDA Decision, Genzyme may elect [*] to cause the Parkinson’s Product to revert to Avigen by delivering Notice of such election to Avigen. Except as explicitly provided in this Section 9.6, any such election shall not affect the remainder of this Agreement or any of Genzyme’s rights and obligations hereunder with respect to the Gene Therapy Assets or other Products.

(b)        If Genzyme elects to revert the Parkinson’s Product to Avigen under Section 9.6(a), then Genzyme shall:

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(i)         Promptly grant Avigen (A) subject to the terms and conditions of the Upstream Licenses and Selected Other Gene Therapy Contracts (including any royalty obligations therein), an exclusive, worldwide, royalty-free (except to the extent any royalties are required by an Upstream License or Selected Other Gene Therapy Contract), perpetual license under the Gene Therapy Patents and Gene Therapy Know-How, as well as all Parkinson’s Product tradenames and trademarks, to use and practice the subject matter of any and all of the foregoing to research, develop, make, have made, use, sell offer for sale and import the Parkinson’s Product, and (B) subject to the terms and conditions of any license agreement or other contract (including any royalty obligations contained therein) (to avoid any doubt, we refer here to contracts that are not Upstream Licenses or Selected Other Gene Therapy Contracts), a non-exclusive, worldwide, royalty-free (except to the extent any royalties are required by such a license agreement or other contract), perpetual license (or sublicense as applicable) under all other Patent Rights owned by or licensed to Genzyme that Cover the Parkinson’s Product and all other Know-How owned by or licensed to Genzyme that is [*] in each case [*] to research, develop, make, have made, use, sell, offer for sale and import the Parkinson’s Product [*] Such licenses shall be sublicenseable one (1) or more times through one (1) or more layers of sublicensees without Genzyme’s consent. If the terms of any license agreement or other contract do not permit Genzyme to license Patent Rights or Know-How that would be licensed pursuant to this Section 9.6(b)(i) if the terms of such license agreement or other contract permitted such license, then Genzyme shall use its reasonable commercial efforts to obtain a consent to such license or waiver of such restriction; provided that Licensing Transactions shall not impose any such restrictions nor royalties nor other payment obligations on reversion of the Parkinson’s Product to Avigen in accordance with this Agreement;

(ii)        (a) transfer to Avigen (or its designee) to the extent requested by Avigen, all then-existing Regulatory Filings and Regulatory Approvals for the Parkinson’s Product and related files and correspondence, and a sample of each plasmid and other biological material used to produce such Product, except in each case to the extent Genzyme or its Affiliates or Licensees are required under the Legal Requirements to retain the originals or retain samples themselves, and (b) assign to Avigen (or its designee) to the extent reasonably requested by Avigen and to the extent permissible under the relevant contracts without Third Party consent (unless and until such consents shall have been obtained) all supply, materials transfer, clinical and other contracts that [*] to such Product, provided, however, that in no event shall Genzyme be required to make any payments to obtain Third Party consents to transfer any of the aforementioned contracts, and provided further that in the event that Genzyme is unable to so transfer any such Regulatory Filings and Regulatory Approvals, Genzyme shall, at Avigen’s sole expense, maintain such Regulatory Filings and Regulatory Approvals in accordance with Avigen’s reasonable instructions for Avigen’s exclusive benefit and the Parties shall take such reasonable steps that Avigen deems necessary or advisable in good faith to enable Genzyme to transfer such Regulatory Filings and Regulatory Approvals to Avigen (or its designee) as soon as practicable;

(iii)       if requested by Avigen in writing within thirty (30) days of receipt of Notice from Genzyme pursuant to Section 9.6(a) to revert the Parkinson’s Product to Avigen, supply any then-manufactured and each then-in-clinical-development Parkinson’s Product(s) to Avigen until the earlier of (i) a [*] and [*] Avigen has the ability to manufacture such Product either itself or through its Affiliates or a Third Party and to legally use such quantities in any

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

clinical trials of such Product(s) then ongoing or to sell any such Product(s) that are then on the market, in each case subject to customary and commercially reasonable terms and conditions (but at a price [*];

(iv)       execute and deliver to Avigen all reasonably required documentation and instruments reasonably required to effect that Avigen shall have the sole and exclusive right to enforce the Gene Therapy Patent Rights and Gene Therapy Know-How against infringement and misappropriation by activities with Parkinson’s Products, controlling all such suits and retaining all recoveries on them, and Genzyme shall provide Avigen with all reasonable or required cooperation in such suits (including without limitation by agreeing to be joined as party plaintiff in any such suit or furnishing a power of attorney) at Avigen’s sole expense;

(v)        provide Avigen with reasonable transition assistance solely with respect to the Parkinson’s Products for [*] after the effective date of such termination [*] that shall be mutually agreed upon by the Parties before Genzyme shall be obliged to commence any such assistance; provided, however, that in no event shall Genzyme be required to provide a greater number of hours of assistance than Avigen is required to provide to Genzyme under Section 2.5 (unless otherwise mutually agreed upon by the Parties), [*]; and

(vi)       to the extent relating to Parkinson’s Products and requested in writing by Avigen within thirty (30) days after termination, return to Avigen all documents, files, and other tangible items Avigen has transferred to Genzyme under ARTICLE 2 to the extent such items [*]. Genzyme is required under the foregoing sentence to return to Avigen any and all original notebooks and assignments Avigen transfers to Genzyme under this Agreement that [*] to Parkinson’s Product(s), but may provide copies of other notebooks and assignments.

ARTICLE 10

DISPUTE RESOLUTION

10.1      Initial Dispute Resolution Efforts. The Parties shall attempt to resolve any dispute, controversy, or claim arising out of, or in connection with, this Agreement amicably and promptly by negotiations between senior executives (at the level of Vice President or above) who have authority to settle the controversy. To commence these discussions, either Party may give the other Party Notice of any dispute not resolved in the normal course of business. Within ten (10) Business Days after delivery of such Notice, such senior executives of the Parties shall meet at a mutually acceptable time and place, or by means of telephone or video conference, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. Each Party’s such senior executives shall be reasonably available during a sixty (60) day period for such discussions. If the matter is not resolved within such sixty (60) days, either Party may proceed under Section 10.2.

10.2      Unresolved Disputes. Either Party may seek an appropriate remedy from a court of competent jurisdiction with respect to any dispute(s) arising hereunder that remain unresolved after such Party complies with Section 10.1 in seeking to resolve such dispute.

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 11

GENERAL PROVISIONS

11.1      Further Assurances. Each of the Parties shall execute such documents, further instruments of transfer and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby, [*]

11.2      No Rights by Implication. No rights or licenses with respect to any other products are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

11.3      No Obligation to Refer. The Parties acknowledge that neither Party is under any obligation to solicit, refer or solicit referrals of customers for the other Party’s business. Neither Party will receive any benefit of any kind for making such referrals, nor suffer any detriment for not making them.

11.4      Bulk Sales Law. Each of the Parties hereby waive compliance with obligations imposed on vendors under Article VI of the Uniform Commercial Code or the equivalent as adopted in any applicable jurisdiction as a result of the transactions contemplated by this Agreement.

11.5      Expenses. Each of the Parties hereto shall bear their own respective costs and expenses in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

11.6      Notice. Notices provided for herein (each, a “Notice”) shall be in writing and shall be delivered by (i) hand, (ii) the next business day delivery service of a nationally recognized overnight courier service (signature required), (iii) mail (certified or registered, in either case with return receipt requested) or (iv) facsimile (and promptly confirmed by personal delivery or overnight courier) as follows:

If to Genzyme, to:

Genzyme Corporation

500 Kendall Street

Cambridge, Massachusetts 02142

Attention: Executive Vice President, Therapeutics

Facsimile: (617) 768-9669

with a copy, which shall not constitute notice hereunder, sent to:

Genzyme Corporation

500 Kendall Street

Cambridge, Massachusetts 02142

Attention: General Counsel

Facsimile: (617) 252-7553

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and

If to Avigen, to:

Avigen, Inc.

1301 Harbor Bay Parkway

Alameda, CA 94502

Attn: Chief Executive Officer

Facsimile: (510) 748-7368

with a copy, which shall not constitute notice hereunder, sent to:

Avigen, Inc.

1301 Harbor Bay Parkway

Alameda, CA 94502

Attention: Legal Department

Facsimile: (510) 748-7368.

All Notices and other communications given to any Party in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand, overnight courier service or facsimile, or on the date ten (10) Business Days after dispatch by certified or registered mail (postage prepaid) if mailed, in each case delivered, sent or mailed (properly addressed) to such Party to its address as set forth in this Section, or to such other address that such Party may have notified to the other Party from time to time.

11.7      Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California, other than its conflict of laws principles directing the application of any law other than that of the State of California, except that, for patents, the law of the country that grants the patent determines questions affecting the construction and effect of such patent.

11.8      Registration and Filing of this Agreement. If a Party concludes in good faith that it is required to file or register a notification or copy of this Agreement with any governmental authority, including, without limitation, the Competition Directorate of the Commission of the European Communities, the U.S. Department of Justice or the U.S. Federal Trade Commission, in accordance with Legal Requirements, such Party shall inform the other Party thereof and both Parties shall cooperate each at their own respective expense in such filing or notification and shall execute all documents reasonably required in connection therewith. In such filing or registration, the Parties shall request confidential treatment of sensitive provisions of the Agreement, to the extent reasonably available under the circumstances and permitted by law. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to the execution or consummation of this Agreement, and shall cooperate to respond to any request for further information therefrom on a timely basis. Filings of this Agreement with the U.S. Securities and Exchange Commission are separately addressed in Section 7.3.

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.9      Relationship. This Agreement shall not constitute any Party as the legal representative or agent of the other, nor shall any Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of or on behalf of, the other Party. This Agreement shall not constitute, create or in any way be interpreted as a joint venture, partnership or formal business organization of any kind.

11.10    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Avigen and Genzyme and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Each Party’s Avigen Indemnitees and Genzyme Indemnitees under ARTICLE 6 are not third-party beneficiaries of this Agreement but rather to obtain Indemnification under this Agreement the Genzyme Indemnitees must work through Genzyme and the Avigen Indemnitees must work through Avigen.

11.11    Force Majeure. If either of the Parties is impeded in fulfilling its undertakings in accordance with this Agreement by extraordinary, circumstances beyond its reasonable control, such as, but not limited to, strikes, lockouts or other labor conflicts, lightening striking, acts of God, earthquake, fire, flood, embargos, war (whether war is declared or not), acts of terrorism, mobilization or unforeseen military call-up of a large magnitude, requisition, confiscation, commandeering, public decrees, riots, insurrections, civil commotions, material changes in Legal Requirements, acts or delays in acting by any Regulatory Authority or any other governmental authority or the other Party, and technical events beyond such Party’s reasonable control that are not ordinary course, the impediment shall be considered a Force Majeure condition and the relevant Party shall be exempted from liability and excused from performance for delays due to such reasons; provided, however, that it notifies the other Party thereof without undue delay after such a circumstance has occurred and shall resume performance with reasonable dispatch after the causes of the Force Majeure condition are removed.

11.12    Headings. The headings used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

11.13    Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned, except that either party may assign this Agreement in whole in connection with a merger or acquisition of such party or the sale or merger of all or substantially all of its assets or all of its assets to which this Agreement relates. Any purported assignment in violation of the preceding sentences shall be void. Any assignee shall assume all obligations of its assignor under this Agreement in writing. Notwithstanding the foregoing, Genzyme hereby agrees that it will not assign its rights, title and interest in the Gene Therapy Assets to a Third Party without also contemporaneously assigning this Agreement to such Third Party. Furthermore, Genzyme acknowledges that Avigen may decide to [*] and, if Avigen notifies Genzyme of Avigen’s interest in doing so, Avigen shall be entitled to do so without any obligation to obtain from Genzyme its consent to such transaction unless the proposed assignment is to a [*] in which case the assignment shall require Genzyme’s prior written consent, not to be unreasonably withheld, delayed or conditioned, provided that it shall not be deemed unreasonable for Genzyme to [*] Genzyme acknowledges that a Person that purchases royalty streams in the ordinary course of its business and does not conduct research and

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development or commercialization of pharmaceutical products will not be deemed a [*] The assigning Party shall give the other Party written notice of any such assignment that does not require consent promptly after such assignment has occurred.

11.14    Entire Agreement; Survival of Representations and Warranties. This Agreement and all attachments (including exhibits and schedules) hereto, and together with the Ancillary Agreements, constitute the entire agreement among the Parties with respect to the matters set forth herein, and supersede and terminate all prior agreements and understandings, both written and oral, among the Parties with respect to such matters, including without limitation that certain Confidential Nondisclosure Agreement between the Parties dated February 2, 2005, provided, however that all information that qualifies as “Confidential Information” under such shall be deemed to be the Confidential Information hereunder of the Party having disclosed (except to the extent assigned to the other Party under this Agreement). This Section 11.14 does not limit Section 6.7.

11.15    Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the underlying transaction, taken as a whole, is not affected in any manner materially adverse to either Party. Upon such determination that (i) any term of other provision is invalid, illegal or incapable of being enforced and (ii) the economic or legal substance of the underlying transaction, taken as a whole, is affected in a manner materially adverse to either Party, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by Legal Requirements in order that the underlying transaction be completed as originally contemplated to the fullest extent possible.

11.16    Waivers; Amendment. The failure of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or conditions or the future exercise of such right, and the obligation of the other Party with respect to such future performance shall continue in full force and effect. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that either Party may otherwise have at law or in equity. No item or provision of this Agreement may be altered or amended except by a writing signed by both Parties.

11.17    Draftsmanship. This Agreement has been jointly prepared by the Parties and shall not be strictly construed against either Party by reason of draftsmanship.

11.18    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and same instrument. Counterparts may be exchanged by facsimile.

11.19    Copies. Except with respect to Notices and copies thereof delivered pursuant to Section 11.6, wherever this Agreement calls for a copy of an original document or for

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information to be provided, such copy or information may be provided in electronic or soft copy form, and no hard copy shall be required.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first written above.

GENZYME CORPORATION

By: /s/ Georges Gemayel
Name:	Georges Gemayel
Title:	Executive Vice President
By: /s/ Michael S. Wyzga
Name:	Michael S. Wyzga
Title:	Executive Vice President

AVIGEN, INC.

By: /s/ Kenneth Chahine
Name:	Kenneth Chahine
Title:	President and Chief Executive Officer

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

53.

SCHEDULES LIST

Schedule 1.19:  Current Regulatory Filings

Schedule 1.37:  Gene Therapy Listed Know-How

Schedule 1.38:  Gene Therapy Listed Patents

Schedule 1.60:  Other Gene Therapy Contracts

Schedule 1.75:  Certain Selected Other Gene Therapy Contracts

Schedule 1.79:  Upstream Licenses

Schedule 2.1(f):  Inventories

Schedule 2.1(g):  Supplies

Schedule 2.1(m):  Critical Gene Therapy Assets

Schedule 2.2:  Assumed Liabilities

Schedule 2.3:  Excluded Assets

Schedule 2.5:  Transition Assistance

Schedule 2.8:  Transfer Timelines

Schedule 2.13:  Essential Materials to be Maintained and Maintenance Conditions

Schedule 3.2:  Milestones

Schedule 8:  Seller Disclosure Schedule

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

54.

Schedule 1.19

Current Regulatory Filings

[*]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

55.

Schedule 1.37

Gene Therapy Listed Know-How

1.	[*]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

56.

Schedule 1.38

Gene Therapy Listed Patents

[*] [17 pages omitted]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

57.

Schedule 1.60

Other Gene Therapy Contracts

[*] [43 pages omitted]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

58.

Schedule 1.75

Selected Other Gene Therapy Contracts

[*] [3 pages omitted]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

59.

Schedule 1.79

Upstream Licenses

[*]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

60.

Schedule 2.1(f)

Inventories

[*] [2 pages omitted]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

61.

Schedule 2.1(g)

Supplies

[*]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

62.

Schedule 2.1(m)

Critical Gene Therapy Assets

[*] [5 pages omitted]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

63.

Schedule 2.2

Certain Assumed Liabilities

[*]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

64.

Schedule 2.3

Excluded Assets

[*] [3 pages omitted]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

65.

66.

Schedule 2.5

Transition Assistance

[*] [3 pages omitted]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

67.

Schedule 2.8

Transfer Timelines

[*] [2 pages omitted]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

68.

Schedule 2.13

Essential Materials to be Maintained and Maintenance Conditions

[*]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

69.

Schedule 3.2

Milestone Payments

[*] [4 pages omitted]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

70.

Schedule 8

Seller Disclosure Schedule

[*]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

71.

EXHIBITS LIST

A.	Form of Bill of Sale
B.	Form of Assignment and Assumption Agreement
C.	Form of General Technology Assignment Instrument
D.	Form of Trademark Assignment
E.	Form of Patent Assignment Recordation Document
F.	Form of Opinion of Seller’s Counsel
G.	Forms of Press Release

EXHIBIT A

FORM OF BILL OF SALE

[PAGES ATTACHED]

BILL OF SALE AND CONVEYANCE

This BILL OF SALE AND CONVEYANCE is dated as of December 19, 2005 and is made from Avigen, Inc., a Delaware corporation (“Seller”), to Genzyme Corporation, a Massachusetts corporation (“Buyer”).

RECITALS

WHEREAS, the Buyer and the Seller are parties to an Assignment Agreement dated as of December 19, 2005 (the “Agreement”); and

WHEREAS, the Buyer and the Seller now desire to carry out the intent and purpose of the Agreement by the Seller's execution and delivery to the Buyer of this instrument evidencing the conveyance, assignment, transfer and delivery to the Buyer of the Gene Therapy Assets (as defined in the Agreement) that are tangible assets (the “Acquired Assets”);

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller does hereby convey, assign, transfer and deliver unto the Buyer and its successors and assigns, all of the Seller's right, title and interest in, to and under Acquired Assets, subject to the terms and conditions of the Agreement, but otherwise free and clear of all liens, claims, restrictions, easements, rights of way, security agreements, rights of third parties, options or encumbrances.

TO HAVE AND TO HOLD the Acquired Assets unto the Buyer, its successors and assigns.

The Seller hereby constitutes and appoints the Buyer and its successors and assigns as its true and lawful attorneys in fact with respect to the transactions contemplated by this instrument, with full power of substitution, in the name and stead of the Seller but on behalf of and for the benefit of the Buyer and its successors and assigns, to demand and receive any and all of the Acquired Assets hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of the Seller or otherwise, for the benefit of the Buyer or its successors and assigns, proceedings at law, in equity, or otherwise, which the Buyer or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any portion of the Acquired Assets and to do all acts and things in relation to the assets which the Buyer or its successors or assigns reasonably deem desirable.

In the event that any provision of this Bill of Sale and Conveyance conflicts with a provision in the Agreement, the provision in the Agreement shall be deemed to be controlling and shall prevail. This Bill of Sale and Conveyance does not in any way amend, alter or modify, nor shall it be used to interpret, the terms of the Agreement. This instrument shall be binding upon and shall inure to the benefit of the successors and assigns of the Buyer. This Bill of Sale and Conveyance shall be construed and enforced in accordance with the laws (other than the conflict of law rules) of the State of California.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed, made and delivered this Bill of Sale and Conveyance under seal as of the date first set forth above.

AVIGEN, INC.

By:_________________________

Name: Kenneth G. Chahine

Title: President & CEO

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

[PAGES ATTACHED]

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT is dated as of December 19, 2005 and is made from Avigen, Inc., a Delaware corporation (“Seller”), to Genzyme Corporation, a Massachusetts corporation (“Buyer”).

RECITALS

WHEREAS, the Buyer and the Seller are parties to an Assignment Agreement dated December 19, 2005 (the “Agreement”);

WHEREAS, pursuant to the Agreement, the Buyer agreed to assume certain liabilities and obligations of the Seller, specifically the Assumed Liabilities (as defined in the Agreement), and Seller agreed to retain all other liabilities of the Seller, including, without limitation, the Excluded Liabilities (as defined in the Agreement); and

WHEREAS, it is the Parties’ intention to reflect (x) the transfer of title required by Section 2.1 of the Agreement of all contracts, agreements, undertakings, commitments, and other intangible property and assets, in each case that are Gene Therapy Assets (as defined in the Agreement) other than (a) the Avigen Trademark (as defined in the Agreement), (b) the Gene Therapy Listed Know How (as defined in the Agreement) and (c) the license of Avigen Related Know How (as defined in the Agreement) from Avigen to Genzyme that is contained in Section 2.1 of the Agreement (such non-excluded Gene Therapy Assets, the “Assigned Assets”); as well as (y) the assignment by Avigen and assumption by Genzyme of the Assumed Liabilities; both by the execution and delivery of this Assignment and Assumption Agreement between the Seller and the Buyer;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller hereby agree as follows:

The Seller hereby assigns to the Buyer, free and clear of all liens and encumbrances not set forth in the Agreement, all of the Seller’s right, title and interest in, to and under the Assigned Assets.

The Buyer hereby assumes and agrees to observe and perform all liabilities and obligations of the Seller constituting the Assumed Liabilities. The Buyer will not assume or perform any liabilities or obligations that are not Assumed Liabilities, and, in particular, will not assume any of the Excluded Liabilities (as defined in the Agreement).

In the event that any provision of this Assignment and Assumption Agreement is construed to conflict with a provision of the Agreement, the provision in the Agreement shall be deemed controlling and shall prevail. This Assignment and Assumption Agreement does not in any way amend, alter or modify, nor shall it be used to interpret, the terms of the Agreement. This Assignment and Assumption Agreement binds and inures to the benefit of the respective parties and their assigns, transferees and successors. This Assignment and Assumption Agreement shall be construed and enforced in accordance with the laws (other than the conflict of law rules) of the State of California. This Assignment and Assumption Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this instrument under seal as of the date first above written.

GENZYME CORPORATION

By:________________________________________
Name:	Georges Gemayel
Title:	Executive Vice President
By:________________________________________
Name:	Michael S. Wyzga
Title:	Executive Vice President

AVIGEN, INC.

By:________________________________________
Name:	Kenneth Chahine
Title:	President and Chief Executive Officer

EXHIBIT C

FORM OF GENERAL TECHNOLOGY ASSIGNMENT INSTRUMENT

[PAGES ATTACHED]

INVENTION ASSIGNMENT

This INVENTION ASSIGNMENT (this “Invention Assignment”) is dated as of December 19, 2005 and is made from Avigen, Inc., a Delaware corporation (“Assignor”), to Genzyme Corporation, a Massachusetts corporation (“Assignee”).

RECITALS

WHEREAS, pursuant to the Assignment Agreement dated as of December 19, 2005 (the “Agreement”) by and among Assignor and Assignee, Assignor has agreed to assign and transfer, among other things, “Gene Therapy Listed Know-How” as defined in the Agreement, to Assignee; and

WHEREAS, Assignee desires to acquire all rights, title and interests in and to said Gene Therapy Listed Know-How and any and all patents to be obtained therefor;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Assignor,

Subject to the terms and conditions of the Agreement, Assignor hereby conveys, assigns, transfers and delivers to said Assignee, and its successors and assigns, all rights, title and interests throughout the world in and to the Gene Therapy Listed Know-How in any form or embodiment thereof, including the right to file both U.S. and foreign patent applications therefor, and claim priority under the provisions of any international convention or treaty, as well as all rights, title and interests throughout the world in and to any and all patents or reissues or extensions thereof to be obtained in this or any foreign country upon said Inventions and any divisional, continuation or continuation-in-part thereof or substitute applications therefor in this or any foreign country; and Assignor hereby authorizes and requests the issuing authority to issue any and all patents on any such application or applications to Assignee or its successors and assigns.

Assignor hereby conveys, assigns, transfers and delivers to Assignee, its successors and assigns, all of its rights, title and interests throughout the world in and to all books, documents and records described in Section 2.1(h) of the Agreement (the “Documentation”).

In the event that any provision of this Invention Assignment is construed to conflict with a provision of the Agreement, the provision in the Agreement shall be deemed controlling and shall prevail. This Invention Assignment does not in any way amend, alter or modify, nor shall it be used to interpret, the terms of the Agreement. This Invention Assignment binds and inures to the benefit of the respective parties and their assigns, transferees and successors. This Invention Assignment shall be construed and enforced in accordance with the laws (other than the conflict of law rules) of the State of California.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed, made and delivered this Invention Assignment under seal as of the date first set forth above.

AVIGEN, INC.

By: ______________________________

Name: Kenneth G. Chahine
Title: President & CEO

EXHIBIT D

FORM OF TRADEMARK ASSIGNMENT

[PAGES ATTACHED]

TRADEMARK ASSIGNMENT

This TRADEMARK ASSIGNMENT is dated as of December 19, 2005, and is made from Avigen, Inc., a Delaware corporation (“Assignor”), to Genzyme Corporation, a Massachusetts corporation (“Assignee”).

RECITALS

WHEREAS, Assignor has filed or registered and/or adopted and used and/or is using in commerce the trademark[s] set forth in the attached Schedule 1 (the “Trademarks”); and

WHEREAS, pursuant to the Assignment Agreement dated as of December 19, 2005, by and among Assignor and Assignee, Assignor wishes to transfer to Assignee, and Assignee wishes to acquire from Assignor, the Trademarks and the goodwill associated with such Trademarks;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee all of its rights, title and interests in and to the Trademarks, the goodwill of the business symbolized by the Trademarks, all registrations and applications for registration thereof, if any, all rights of action accrued and to accrue under and by virtue thereof, including the right to sue and recover for past infringement of said Trademarks, and all records and files relating to said Trademarks. This Trademark Assignment will be governed by the laws of the State of California without regard to its conflicts of laws principles.

Assignor shall sign all documents, provide all testimony and, in general, do all lawful things reasonably requested of it by Assignee to carry out and fulfill the purposes and intent of this Trademark Assignment.

Assignor hereby requests the U.S. Commissioner of Patents and Trademarks and the applicable foreign authorities to record this Trademark Assignment to Assignee.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed, made and delivered this Trademark Assignment under seal as of the date first set forth above.

AVIGEN, INC.

By:_________________________

Name:

Title:

THE STATE OF CALIFORNIA

County of Alameda

This instrument was executed before me on this ___ day of ___________ 2005 by ___________________________[name], the _______________________ [title] of Avigen, Inc., a Delaware corporation, on behalf of said corporation.

WITNESS my hand and official seal.

_______________________________
Notary Public in and for
The State of California

_______________________________
Printed or Typed Name of Notary

My Commission Expires ______________

SCHEDULE 1

to

TRADEMARK ASSIGNMENT

Registered Trademark[s]:

Mark	Status	Registration #	Registration Date
Coagulin-B	Active	2,576,473	04 June 2002

Unregistered Trademark[s]

Mark
Coagulin-A

EXHIBIT E

FORM OF PATENT ASSIGNMENT RECORDATION DOCUMENT

[PAGES ATTACHED]

ACKNOWLEDGEMENT OF ASSIGNMENT

Avigen, Inc., a Delaware corporation (“Avigen”) was heretofore the owner of the entire right, title and interest in and to the following (check one only): ☐patent application serial no. ____________, entitled __________, executed and filed on _______________ (together with all other patent applications claiming priority thereto, patents issuing on any of the foregoing and all re-examinations, re-issues and extensions thereof, the “Assigned Patents”), -- OR -- ☐ patent serial no. _______, entitled ________, executed and filed on ________ and issued on ________ (together with all re-examinations, re-issues and extensions thereof, the “Assigned Patents”).

By prior assignment pursuant to that certain Assignment Agreement executed between Avigen and Genzyme Corporation, a Massachusetts corporation (“Genzyme”) on ______, 2005 (“Avigen-Genzyme Assignment Agreement”), Avigen transferred, assigned and conveyed to Genzyme, the entire right, title and interest in and to the Assigned Patents, subject to Avigen’s rights under the Avigen-Genzyme Assignment Agreement (including without limitation rights to payments and reversionary rights that under certain circumstances cause the entire right, title and interest in and to the Assigned Patents to revert to Avigen all more fully described in the Avigen-Genzyme Assignment Agreement).

NOW THEREFORE, Avigen hereby acknowledges that pursuant to and subject to the terms and conditions of the Avigen-Genzyme Assignment Agreement, it has heretofore transferred, assigned and conveyed to Genzyme the entire right, title and interest in and to the Assigned Patents, subject to Avigen’s right described above.

Avigen hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States and of all foreign countries to issue any Letters Patent granted among the Assigned Patents (whether on the foregoing explicitly identified by number application or on any subsequently filed division, continuation, continuation-in-part, reexamination or reissue application), to Genzyme, its successors and assigns.

IN TESTIMONY WHEREOF, the undersigned has executed this instrument on the ___ day of ______ 2005.

By: __________________________________________

Print Name:____________________________________

Title:_________________________________________

State of ______________	)
) ss.
County of ___________	)

On __________________ before me, ______________________________ personally appeared ___________________________________________personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

______________________________ (Notary signature)

(Notary Seal)

EXHIBIT F

FORM OF OPINION OF SELLER’S COUNSEL

[PAGES ATTACHED]

LATHAM & WATKINS LLP

December 19, 2005

Genzyme Corporation

500 Kendall Street

Cambridge, MA 02142

Re:	Assignment of AAV Gene Therapy Assets by Avigen, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Avigen, Inc., a Delaware corporation (the “Company”), in connection with the assignment of the Company’s assets relating to AAV gene therapy (the “Gene Therapy Assets”) pursuant to that certain Assignment Agreement dated as of the date hereof (the “Agreement”) between the Company and Genzyme Corporation (“Genzyme”). This letter is furnished pursuant to Section 2.8(d) of the Agreement. Capitalized terms defined in the Agreement, used herein, and not otherwise defined here, shall have the same meanings given to them in the Agreement.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, except where a specified fact confirmation procedure is stated to have been performed (in which case we have with your consent performed the stated procedure), and except where a statement is qualified as to knowledge (in which case we have with your consent made no or limited inquiry as specified below). We have examined, among other things, the following:

(a)	the Agreement;
(b)	the Bill of Sale and Conveyance, dated the date hereof, by the Company;
(c)	the Assignment and Assumption Agreement, dated the date hereof, between the Company and Genzyme;
(d)	the Invention Assignment, dated the date hereof by the Company;
(e)	the Trademark Assignment, dated the date hereof, by the Company;

LATHAM & WATKINS LLP

(f)	the Acknowledgement of Assignment, dated the date hereof, by the Company; and
(g)	the Amended and Restated Certificate of Incorporation, and Bylaws of the Company (the “Governing Documents”);

The documents described in subsections (a) - (f) above are referred to herein collectively as the “Documents.”

With your consent we have relied upon the foregoing, including the representations and warranties of the Company in the Documents, and upon certificates of officers of the Company and others, with respect to certain factual matters. We have not independently verified such factual matters. Whenever a statement herein is qualified by “to our knowledge” or a similar phrase, it is intended to indicate that those attorneys in this firm who have rendered legal services in connection with the assignment of the Gene Therapy Assets do not have current, actual knowledge of the inaccuracy of such statement. However, except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of any such statement.

We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of California and in paragraphs 1, 2 and 4 of this letter, the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws or as to any matters of municipal law or the laws of any local agencies within any state. Our opinions herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to the to asset assignment transactions.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.          The Company is a corporation under the General Corporation Law of the State of Delaware, with corporate power and authority to enter into the Documents and perform its obligations thereunder. Based on certificates from public officials, we confirm that the Company is validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in California.

2.          The execution, delivery and performance of the Documents have been duly authorized by all necessary corporate action of the Company, and the Documents have been duly executed and delivered by the Company.

3.          Each of the Documents constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4.          The execution and delivery of the Documents by the Company and the performance of the obligations of the Company under the Documents on the date hereof does not (i) violate the provisions of the Governing Documents, (ii) violate the General Corporation Law of the State of Delaware or any federal or California statute, rule or regulation applicable to the

LATHAM & WATKINS LLP

Company, or (iii) require any consents, approvals, or authorizations to be obtained by the Company from, or any registrations, declarations or filings to be made by the Company with, any governmental authority, under the General Corporation Law of the State of Delaware or any federal or California statute, rule or regulation applicable to the Company on or prior to the date hereof that have not been obtained or made.

The opinions expressed in the paragraphs above are further subject to the following limitations, qualifications and exceptions:

(a)        the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer or conveyance, moratorium or other similar laws relating to or affecting the rights or remedies of creditors, including, without limitation, Sections 547 and 548 of the federal Bankruptcy Code and comparable provisions of state law;

(b)        the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought;

(c)        the unenforceability under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy or prohibited by law;

(d)        we express no opinion as to the enforceability of (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury or at law, or other procedural rights; (iii) waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety; (viii) provisions for the payment of attorney’s fees where such payment is contrary to law or public policy (and we call to your attention the provisions of Sections 1717 and 1717.5 of the California Civil Code, which limit and create obligations for the payment of attorneys’ fees); (ix) proxies, powers and trusts; (x) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property; (xi) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty;

(e)        the effect of California law, which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds as a matter of law to have been unconscionable at the time it was made or contrary to public policy; and

LATHAM & WATKINS LLP

(f)         we express no opinion as to the validity or enforceability of the patents, patent applications, rights, licenses, contracts or other intellectual property assets which are being sold or transferred pursuant to the Documents.

In rendering the opinions in clauses (ii) and (iii) of paragraph 4, we express no opinion as to securities laws, tax laws, antitrust or trade regulation laws, antifraud laws, pension or employee benefit laws, compliance with fiduciary duty requirements, usury laws, environmental laws, or other laws excluded by customary practice. With your consent, we have assumed (a) that the Documents have been duly authorized, executed and delivered by, and constitute legally valid and binding obligations of, the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (b) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments; (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, provided that we make no such assumption to the extent we have specifically opined as to such matters with respect to the Company herein.

This letter is furnished only to you and is solely for your benefit in connection with the transactions referenced in the first paragraph. This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Very truly yours,

EXHIBIT G

FORMS OF PRESS RELEASE

[PAGES ATTACHED]

Genzyme Acquires Avigen's Gene Therapy Technology

Date: December 21, 2005

Genzyme Corp. (Nasdaq: GENZ) today announced that it has acquired extensive gene therapy assets from Avigen, Inc., including rights to a broad patent estate focused on adeno-associated virus technology, a Phase 1/2 clinical development program in Parkinson's disease, and a clinical collaboration in hemophilia.

In exchange for these assets, Genzyme has made an up-front cash payment of $12 million to Avigen, and will make potential milestone and royalty payments based on the development, approval and sale of products developed under the intellectual property portfolio.

The acquired assets will support and diversify Genzyme's industry-leading gene therapy research program, which already includes work in cardiovascular disease, lysosomal storage disorders, and other conditions. Together with last month's acquisition of viral manufacturing facilities from Cell Genesys, Genzyme has significantly strengthened its ability to develop gene therapy products that utilize either adenovirus or adeno-associated virus vectors.

"This agreement provides Genzyme with a strong patent estate for our existing gene therapy platform, and reflects our commitment to achieve the medical advances that we believe are possible with this technology," said Rich Gregory, Genzyme's head of research. "We look forward to advancing Avigen's ongoing work in Parkinson's disease and hemophilia, areas where we believe gene therapy could play a meaningful role in treatment.”

The most advanced program in Genzyme's gene therapy portfolio is a Phase 2 clinical trial examining the safety and effectiveness of locally delivered Ad2/HIF-1__, an engineered form of the HIF-1_ gene. This experimental therapy is designed to promote the growth of new blood vessels and improve circulation in the limbs of patients with peripheral arterial disease. Genzyme's gene therapy portfolio also includes preclinical work related to lysosomal storage disorders and, in partnership with Excigen, Inc., atrial fibrillation. Genzyme is also conducting pre-clinical gene therapy research through a joint effort with Applied Genetic Technologies.

The Phase 1/2 clinical trial in Parkinson's disease is designed to evaluate the safety of increasing doses of AV201 in individuals with mid- to late-stages of the disease. AV201 is designed to restore the therapeutic effectiveness of levodopa, the primary treatment for Parkinson's disease, by enhancing the brain's ability to convert it into dopamine. The trial, which will now be funded by Genzyme, was initiated in December 2004, at the University of California San Francisco (UCSF) and Lawrence Berkeley National Laboratory (LBNL). Three patients have been treated in this planned 15-patient trial.

[SIGNATURE PAGE TO ASSIGNMENT AGREEMENT]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In addition, Genzyme will continue Avigen's clinical collaboration in hemophilia gene therapy with Dr. Katharine High of the University of Pennsylvania School of Medicine.

About Genzyme

One of the world's leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Founded in 1981, Genzyme has grown from a small start-up to a diversified enterprise with annual revenues exceeding $2 billion and more than 8,000 employees in locations spanning the globe. With many established products and services helping patients in more than 80 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company's products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune diseases, and diagnostic testing. Genzyme's commitment to innovation continues today with a substantial development program focused on these fields as well as heart disease and other areas of unmet medical need.

This press release contains forward-looking statements that subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include the risks and uncertainties described in reports filed by Genzyme with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation the information under the heading "Factors Affecting Future Operating Results" in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of the Genzyme Annual Report on Form 10-Q for the quarter ending September 30, 2005. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and Genzyme undertakes no obligation to update or revise the statements.

Genzyme® is a registered trademark of Genzyme Corporation. All rights reserved.

[SIGNATURE PAGE TO ASSIGNMENT AGREEMENT]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Avigen's Gene Therapy Technology Acquired by Genzyme

Avigen Receives Upfront Cash Payment, as well as Milestones and Royalty Payments on,

all Products Developed

Alameda, CA, December 21, 2005 — Avigen, Inc. (Nasdaq: AVGN) announced today that it has agreed to sell its AAV gene therapy assets to Genzyme Corporation. Under the terms of the agreement, Genzyme will acquire all of Avigen's non-pain related AAV assets. The assets include all rights to an extensive patent estate and Avigen's Parkinson's disease clinical trial program, which is in a Phase 1 /II study currently underway at University of California, San Francisco (UCSF). Genzyme will make an upfront cash payment of $12 million to Avigen, with additional milestone payments and royalty payments on all products developed under Avigen's comprehensive AAV intellectual property (IP) portfolio, including the current Parkinson's disease program.

"This agreement marks a significant milestone in Avigen's strategic move from a gene therapy company to a pharmaceutical company focused on small molecule therapeutics to treat neurological disorders," said Kenneth G. Chahine, Ph.D., J. D., Avigen's President and CEO. "The sale of Avigen's AAV assets makes sense at multiple strategic and financial levels and represents the achievement of the first of three critical goals we first presented in April when we announced Avigen's strategic shift."

Dr. Chahine continued, "The second goal was to significantly reduce operational expenses by eliminating the need to maintain an AAV manufacturing facility and associated expenses. This shift has already led to cost reductions totaling over $2 million on an annual basis. It also allows us the opportunity to further reduce our overhead expenses by subleasing unused parts of our facility. Avigen has successfully sublet sizeable pieces of lab, warehouse and office space, as well as all GMP space for an additional savings of $5 million through the term of Avigen's lease. Furthermore, it allows Avigen to focus on small molecule therapeutics that have a more established and predictable development process when compared to gene therapy, and allows Avigen to leverage part of the development with external contractors. And finally, it brings Avigen additional capital to fund our new strategic direction.

"Another important aspect of the transaction is that the work of Avigen and its collaborators, employees, clinical trial volunteers and patient advocacy groups over the years, especially those who contributed to the effort in hemophilia and Parkinson's disease, will continue," said Chahine. "It places these and other promising programs and IP in the hands of a leading biotechnology company that has for a number of years devoted significant resources to developing gene therapy programs," Chahine added.

Commenting on the agreement, Rich Gregory, Genzyme's head of research said, "in addition to building an impressive AAV IP estate, Avigen has made significant progress in advancing the clinical utility of gene therapy, thereby making the addition of its assets an important strategic acquisition for us.."

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The most advanced program in Genzyme's gene therapy portfolio is a Phase 2 clinical trial examining the safety and effectiveness of locally delivered Ad2/HIF-1 α, an engineered form of the HIF-1 α gene. This experimental therapy is designed to promote the growth of new blood vessels and improve circulation in the limbs of patients with peripheral arterial disease. Genzyme's gene therapy portfolio also includes pre-clinical work related to lysosomal storage disorders and, in partnership with Excigen, Inc., atrial fibrillation. Genzyme is also conducting pre-clinical gene therapy research through a joint effort with Applied Genetic Technologies. Among the Avigen assets being acquired by Genzyme is AV201, an experimental treatment for severe Parkinson's disease, which is in an FDA approved Phase 1/11 clinical trial. Genzyme will continue the clinical development of the Parkinson's program at UCSF. Commenting on the gene therapy product in development, UCSF Professor and Principal Investigator Dr. Michael Aminoff commented: "We have had an excellent relationship with Avigen and are looking forward to continuing the Parkinson's disease program with Genzyme, a leading biotechnology company with both extensive experience in Parkinson's disease and a reputation for rigorous clinical science."

In addition, Avigen and Genzyme have agreed to continue and extend the collaboration with a world leader in hemophilia gene therapy research, Dr. Katharine High, by providing existing vector and regulatory assistance for the continued clinical development scheduled to be initiated in early 2006. "We are happy that Genzyme, through its collaboration with Dr. High, will continue to build on the pioneering work of Avigen in the field of hemophilia gene therapy," said Alan Kinniburgh, Ph.D., Chief Executive Officer of the National Hemophilia Foundation. "The continuation of these clinical trials brings the possibility of gene therapy as a cure for those suffering from hemophilia and other bleeding disorders," he added.

Dr. Chahine further commented, "The third and final goal we committed to is building our product pipeline through in-licensing compounds that are in advanced clinical testing or, preferably, already being sold in various markets around the world. We are pleased to report we have been making steady progress toward achieving this important goal and have found promising opportunities that are undergoing advanced due diligence by the Avigen team." Avigen's leading program, AV411for the treatment of neuropathic pain, is representative of its strategic shift. This compound is an approved drug outside the United States for a non-pain related illness and acts as a glial cell modulator with anti-inflammatory properties. It is an orally bioavailable small molecule with good pharmacokinetic, pharmacodynamic and safety profiles. AV411 shows efficacy in the clinically relevant standardized animal models of neuropathic pain, including animal models of chemical and trauma induced neuropathic pain. Avigen's AV411 is also being explored for utility in other neurological disorders in which glial cell activation has been implicated as a fundamental contributor to the illness.

In addition, Avigen has an active acquisition and in-licensing program. The extensive experience of the senior management team with CNS small molecule development and commercialization, along with now expanded financial resources and status as a public

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company, put Avigen in a unique position to attract and acquire promising later-stage drug candidates to build its product pipeline.

Avigen CEO to Host Conference Call Today

Avigen management will discuss this announcement in a conference call that will also be webcast at 11:00 a.m. (EST), 8:00 a.m. (PST). The webcast will be hosted by Kenneth Chahine, Ph.D., J.D., Avigen's President and Chief Executive Officer. Also on the call will be Thomas J. Paulson , Avigen's CFO and Michael Coffee, Avigen's Chief Business Officer.

This call is being webcast by Thomson/CCBN and can be accessed Avigen's Web site at www.avigen.com.

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.eamings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents at www.streetevents.com.

To access the live conference call, dial (800) 573-4752 (US) or (617) 801-6888 (non-US locations) and enter the passcode: 55466653. A telephone replay will also be available two hours after the conclusion of the conference call and remain available until January 4, 2006. The replay may be accessed by dialing: (888) 286-8010 (US) or (617) 801-6888 (non-US locations) and entering the passcode: 54976001.

About Avigen

Avigen is a biopharmaceutical company focused on unique small molecule therapeutics and biologics to treat serious neurological disorders, including neuropathic pain. Guided by a strong management team and supported by sound financials, Avigen's strategy is to build a robust pipeline through a combination of internal research, acquisitions, and in-licensing with the goal of becoming a fully integrated pharmaceutical company committed to its small molecule and biologics product development programs for serious neurological disorders. The company currently has in development preclinical candidates for neuropathic pain. The lead candidate in development, AV411 is a glial cell modulator with anti-inflammatory properties. An oral drug, it is approved outside of the U.S. for non-pain related illness. AV333 also acts upon neuropathic pain through glial cell attenuation. The compound's active ingredient is the potent anti-inflammatory protein, IL-10, delivered by intrathecal injection. Additionally, in development is AV513 for the treatment of hemophilia A and B which has the potential to be an orally delivered therapeutic. For more information about Avigen, consult the company website at http://www.avigen.com.

About Genzyme

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One of the world's leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Founded in 1981, Genzyme has grown from a small start-up to a diversified enterprise with annual revenues exceeding $2 billion and more than 8,000 employees in locations spanning the globe. With many established products and services helping patients in more than 80 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company's products and services are focused on rare inherited disorders, kidney disease, orthopedics, cancer, transplant and immune diseases, and diagnostic testing. Genzyme's commitment to innovation continues today with a substantial development program focused on these fields, as well as heart disease and other areas of unmet medical need.

For Avigen: Statement under the Private Securities Litigation Reform Act

This press release contains forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the risks and uncertainties described in reports filed by Avigen With the Securities and Exchange Commission. Avigen's belief that its decision to focus its existing resources on traditional pharmaceuticals offers a greater potential to increase shareholder value, Avigen's belief that it will be able to in-license or acquire later stage drug candidates, Avigen's expectation of receiving milestone and royalty payments from Genzyme, this transaction will lead a decrease in development costs and an increase in the overall likelihood of commercialization of gene therapy products and that small molecules will face more rapid and predictable development timelines when compared with biologics are forward-looking statements that are subject to risks and uncertainties. These risks and uncertainties include: Avigen's divested AAV technology assets may not be developed in the time frame Avigen currently expects, or at all; the development of small molecule therapeutics and other therapeutic discovery and development is a time and resource-intensive process with no guarantee of success, which may result in the expenditure of a significant amount of time and resources with no marketable product resulting from the effort. In addition, there are many other risks and uncertainties inherent in the development of drug products. Other risks relating to Avigen are detailed in Avigen's Annual Report on Form 10-K for the period ended December 31, 2004, under the caption "Risk Factors" in Item 1 of Part 1 of that report, which was filed with the SEC on March 16, 2005.

__________________________

Contact: Thomas J. Paulson

VP & Chief Financial Officer

Avigen, Inc.

Tel: 510-748-7159

Internet: tpaulson@avigen.com

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.